UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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El Paso Electric Company

(Name of Registrant as Specified In Its Charter)

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EL PASO ELECTRIC COMPANY

100 N. Stanton Street

El Paso, Texas 79901

(915) 543-5711

March 26, 2013

Dear Shareholder:

The Annual Meeting of Shareholders (the “Annual Meeting”) of El Paso Electric Company (the “Company”) will be held at the Stanton Tower Building, located at 100 N. Stanton Street, El Paso, Texas 79901, on May 9, 2013 at 10:00 a.m., Mountain Daylight Time.

The purpose of the Annual Meeting is to give shareholders an opportunity (i) to vote on the election of Class I Directors; (ii) to consider and act upon the recommendation of the Board of Directors (the “Board”) to ratify the selection of KPMG LLP as El Paso Electric Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and (iii) to approve, by a non-binding advisory vote, the Company’s executive compensation, commonly referred to as a “say on pay” vote.

Information concerning these matters is set forth in the accompanying Notice of the Meeting and Proxy Statement. Your Board recommends that you vote “FOR” proposals one, two and three, as explained in the enclosed Proxy Statement.

Your vote is important. To ensure your representation, even if you cannot attend the Annual Meeting, please mark, sign, date and return the enclosed proxy card promptly.

Sincerely,

Thomas V. Shockley, III

Chief Executive Officer

EL PASO ELECTRIC COMPANY

100 N. Stanton Street

El Paso, Texas 79901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

El Paso Electric Company:

The Annual Meeting of Shareholders of El Paso Electric Company will be held at the Stanton Tower Building, located at 100 N. Stanton Street, El Paso, Texas 79901, on May 9, 2013, at 10:00 a.m., Mountain Daylight Time, for the following purposes:

(1)	To give shareholders an opportunity to vote on the election of Class I Directors;

(2)

To consider and act upon the recommendation of the Board to ratify the selection of KPMG LLP as El Paso Electric Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

(3)	To approve, by a non-binding advisory vote, the Company’s executive compensation, commonly referred to as a “say on pay” vote; and

(4)	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board knows of no matter, other than those set forth in the paragraphs above (which are discussed at greater length in the accompanying Proxy Statement), that will be presented for consideration at the Annual Meeting.

The Board has fixed the close of business on March 11, 2013, as the record date for the determination of shareholders entitled to vote at the Annual Meeting.

The Board has made these materials available to you on the Internet or, at your direction, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the Annual Meeting. Shareholders are invited to attend the Annual Meeting and requested to vote on the proposals described in this Proxy Statement.

As owners of El Paso Electric Company, your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible. If you attend the meeting and decide to vote in person, you may revoke your proxy. Shareholders attending the meeting whose shares are registered in the name of a broker and who intend to vote in person should bring an affidavit of ownership from the broker so that beneficial ownership can be verified without delay on the meeting date.

On behalf of the Board, thank you for your participation in this important annual process.

By Order of the Board of Directors,

Jessica Goldman

Corporate Secretary

March 26, 2013

YOUR VOTE IS IMPORTANT

PLEASE MARK, SIGN, DATE AND

RETURN YOUR PROXY CARD PROMPTLY OR VOTE BY INTERNET OR TELEPHONE.

THANK YOU.

EL PASO ELECTRIC COMPANY

100 N. Stanton Street

El Paso, Texas 79901

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 9, 2013

GENERAL

The accompanying proxy is solicited on behalf of the Board for use at the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 9, 2013, at 10:00 a.m., Mountain Daylight Time, at El Paso Electric Company’s (the “Company”) principal offices, and at any adjournment thereof. The Company’s principal offices are located at the Stanton Tower Building, 100 N. Stanton Street, El Paso, Texas 79901.

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, fax or other electronic means by the Board, officers, employees and agents of the Company. To assist in the solicitation, the Company has engaged Georgeson Inc. for a fee of $6,500 plus out-of-pocket expenses. The Company will also reimburse brokers, banks and other persons for reasonable expenses in forwarding the Notice of the Meeting to beneficial owners and forwarding printed proxy materials by mail to beneficial owners who specifically request them.

This Proxy Statement and the accompanying form of proxy are first being made available on the Internet to shareholders of the Company on or about April 3, 2013.

SHARES OUTSTANDING, VOTING RIGHTS AND REVOCABILITY OF PROXIES

At the close of business on March 11, 2013, the record date for determination of the shareholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 40,208,854 shares of its common stock (the “Common Stock”).

Each outstanding share of Common Stock is entitled to one vote. The holders of at least a majority of the issued and outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting for a quorum to be present and business to be conducted. The vote of a plurality of the votes cast at the meeting is required for the election of each Class I Director. The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on the proposal and represented in person or by proxy at the meeting is required to approve the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

The outcome of the advisory vote on the Company’s executive compensation will not be binding on the Board. Therefore, there is no “required vote” on this resolution. The Board, in the exercise of its fiduciary duties, will consider the outcome of the advisory vote in determining how to proceed following such vote. The affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal will be considered as the approval, by an advisory vote, of the compensation of our Named Executive Officers.

A shareholder having the right to vote may vote either in person or by proxy. A shareholder of record may vote in person at the Annual Meeting. A shareholder of record may vote by proxy over the Internet by following the instructions provided in the Notice of the Meeting, or if the shareholder requests printed copies of the proxy materials by mail, the shareholder may also vote by mail or by telephone.

A shareholder who signs and returns a proxy may revoke that proxy at any time before the Annual Meeting by filing with the Corporate Secretary of the Company an instrument in writing revoking the proxy, delivering a duly executed proxy bearing a later date, or attending the meeting and voting in person. The shares represented by a proxy given and not so revoked will be voted and, where the shareholder specifies a choice with respect to any matter to be acted upon and for which a ballot is provided in the proxy form, the shares will be voted in accordance with the specification so made. If a proxy is returned, but no choice is specified, the shares will be voted “FOR” each director nominee and “FOR” each of proposals two and three. With respect to any other matters that will come before the Annual Meeting, the proxy will be voted in the discretion of the proxy holder. If no proxy is returned, the shares represented by such proxy will not be voted.

The Board is not aware of any matter that will be presented at the Annual Meeting of Shareholders other than as set forth in the accompanying Notice. If, however, any other matters are properly presented at the Annual Meeting, the proxy holder will have discretionary authority to vote the shares represented by properly executed proxies in accordance with the proxy holder’s discretion and judgment as to the best interests of the Company.

Abstentions are included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present and are counted as a vote “AGAINST” when determining whether a proposal has been approved. Broker non-votes are not included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present and are not counted for purposes of determining whether a proposal has been approved.

The rules of the New York Stock Exchange (“NYSE”) determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions.

The NYSE rules provide that the election of directors in an uncontested election and the advisory vote on executive compensation are non-routine items. This means that brokers who do not receive voting instructions from their clients as to how to vote their shares for these proposals cannot exercise their discretionary authority to vote your shares for these proposals. Therefore, it is important that you instruct your broker as to how you wish to have your shares voted on these proposals, even if you wish to vote as recommended by the Board.

PROPOSAL 1 – ELECTION OF CLASS I DIRECTORS

Article III, Section 2, of the Company’s Bylaws divides the Board into three classes, as equally as numerically possible, each of which is elected for a three-year term. The Board currently has 12 members, four in each class.

The shares represented by the accompanying proxy will be voted to elect the four nominees below for Class I Directors as recommended by the Board, unless authority to do so is withheld. Each nominee has agreed to the nomination and has agreed to serve if elected. Should any nominee become unavailable for election, the proxies will be voted for the election of such other person as the Board may recommend in place of such nominee.

Qualifications of Directors

The Board, acting through the Nominating and Corporate Governance Committee, is responsible for recommending to the shareholders a group of nominees that, taken together, have the experience, qualifications, attributes and skills to function effectively as a board. Our Corporate Governance Guidelines require the Nominating and Corporate Governance Committee to periodically review the composition of the Board in light of the current challenges and needs of the Company and determine whether to add or remove individuals “after considering issues of judgment, diversity, skills, background and experience.”

Five of the twelve current directors were originally appointed to the Board at the time of the Company’s emergence from bankruptcy in 1996. The various creditor and public constituencies at the time sought individuals with financial, regulatory and managerial skills that both represented a break with the past and an ability to direct a fragile entity back to viability. This core group of directors instituted policies that returned the Company’s debt to investment grade status within a short period and improved its posture with customers and regulators, which led to a substantial increase in the price of the Common Stock in succeeding years. During that period, as directors retired or as the needs of the Company evolved, the Board added other individuals with skills (such as knowledge of the local service areas and of legislative and regulatory affairs) that became more important as the Company stabilized and grew.

In addition to the characteristics common to all of our directors, which include integrity, a strong professional reputation and record of achievement in senior executive capacities, the Nominating and Corporate Governance Committee has included on our Board persons with diverse backgrounds and skills reflecting the needs of the Company. In presenting this year’s nominees, the Nominating and Corporate Governance Committee also considered the invaluable experience they have gained in dealing with the Company’s unique challenges over many years, their ability to work as a collegial group during intense and stressful periods in the past and their willingness to spend the time necessary to perform their roles despite other professional commitments.

The Nominating and Corporate Governance Committee considers the following additional factors as important qualifications and skills of each member of the current Board:

—

Experience in a broad range of occupations and industries, which provides differing viewpoints and expertise relating to execution of the Company’s business plan. These include consumer retail and marketing (Messrs. Brown, Escudero and Ms. Holland-Branch), telecommunications (Mr. Cicconi), regulated financial (Messrs. Harris, Parks, Siegel, Wertheimer and Yamarone), regulated utility (Mr. Shockley and Mr. Escudero), non-profit (Ms. Allen and Mr. Hunt), technology , real estate (Mr. Hunt) legal (Messrs. Cicconi, Siegel and Yamarone) and corporate finance and accounting (Messrs. Brown, Escudero, Harris, Hunt, Parks, Siegel, Wertheimer and Yamarone); and

—	Geographic presence in and knowledge of the communities and constituencies served by the Company in Texas (Messrs. Brown, Escudero, Hunt and Ms. Holland-Branch) and New Mexico (Ms. Allen); and

—

Experience in areas applicable to service on the Board’s Committees, including corporate financial management and accounting (Messrs. Escudero, Hunt, Parks and Yamarone), governmental affairs (Messrs. Brown and Cicconi, Hunt and Ms. Holland-Branch), utility operations (Mr. Shockley and Mr. Escudero), corporate governance (Messrs. Harris and Wertheimer) and strategic planning (Ms. Allen and Messrs. Parks and Siegel).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MESSRS. BROWN, CICCONI AND SHOCKLEY AND MS. HOLLAND-BRANCH, AS CLASS I DIRECTORS.

NOMINEES AND DIRECTORS OF THE COMPANY

Included below is information about the nominees for election as directors and the existing directors who will continue in office after the Annual Meeting. The Board has concluded that the skills, qualifications and experience of each of the director nominees and continuing directors supports such nominee or director’s continued membership on the Company’s Board.

NOMINEES FOR CLASS I DIRECTORS (NEW TERM TO EXPIRE IN 2016)

John Robert Brown

Owner and President, Brownco Capital, LLC

Director since 2003

Mr. Brown, age 68, has been the Owner and President of Brownco Capital, LLC, a private investment company, since November 2007. From May 1992 to March 2008, Mr. Brown was the President and Chairman of the Board of Desert Eagle Distributing of El Paso, Inc., a distributor of Anheuser-Busch products in west Texas and eastern New Mexico. Mr. Brown has been a director of the Company since June 2003 and serves on our Audit Committee and is Chairman of our External Affairs Committee. He currently serves on the boards of directors of WestStar Bank and The University of Texas at El Paso Development board.

James W. Cicconi

Senior Executive Vice President for External and Legislative Affairs, AT&T Services, Inc.

Director since 1997

Mr. Cicconi, age 60, has been Senior Executive Vice President of External and Legislative Affairs for AT&T Services, Inc. since November 2005. Prior to that, Mr. Cicconi served as Executive Vice President for Law and Government Affairs and General Counsel of AT&T Corp. He served as a partner of Akin, Gump, Strauss, Hauer & Feld, LLP from 1991 to 1998. While practicing law at Akin Gump, Mr. Cicconi specialized in administrative and regulatory law, as well as federal legislation, representing a range of corporate clients. He was also involved in a number of significant transactions, including public sales, restructurings and acquisitions. Mr. Cicconi served as Deputy Chief of Staff to President George H. W. Bush and also served as the Senior Issues Advisor to President Bush’s 1988 and 1992 election campaigns. Mr. Cicconi has been a director of the Company since 1997 and serves on our Audit and External Affairs Committees.

Patricia Z. Holland-Branch

Owner and Chief Executive Officer, The Facilities Connection, Inc.

Director since 1997

Ms. Holland-Branch, age 69, is the Chief Executive Officer and 100% shareholder of The Facilities Connection, Inc., headquartered in El Paso, Texas. Her company provides its national and international customers with professional services, including interior design, project management, logistics, and installation. Ms. Holland-Branch has been a director of the Company since 1997 and serves on our External Affairs and Energy Resources and Environmental Committees. She currently serves as a member of the Borderplex Alliance and is a former director for El Paso Hispanic Chamber of Commerce Foundation, Regional Economic Development Corporation, and El Paso Branch of the Federal Reserve Bank of Dallas, as well as a past chairman of the board for the Greater El Paso Chamber of Commerce.

Thomas V. Shockley, III

Chief Executive Officer since January 2012, El Paso Electric Company

Retired Vice Chairman and Chief Operating Officer, American Electric Power Company, Inc.

Director since 2010

Mr. Shockley, age 68, retired in 2004 after a lengthy career in the regulated utility industry. From 2000 to 2004, he served as the Vice Chairman and Chief Operating Officer of American Electric Power Company, Inc. (“AEP”), one of the largest electric utilities in the United States. From 1997 to 2000, Mr. Shockley was President and Chief Operating Officer of Central and South West Corporation, which combined with American Electric Power of Columbus, Ohio in 2000 to form AEP. In his career, Mr. Shockley served in various other executive and management positions in the utility and energy industries. He previously served on the boards of directors of the Foundation Coal Company, Cellnet and on the board of Chase Energy Development. Mr. Shockley was appointed Interim Chief Executive Officer from January 2012 until May 2012, when he was elected Chief Executive Officer. He serves on our Executive, External Affairs and Energy Resources and Environmental Committees.

CLASS II DIRECTORS (TERM EXPIRING IN 2014)

Catherine A. Allen

Founder, Chairman and Chief Executive Officer of The Santa Fe Group

Director since 2009

Ms. Allen, age 66, has, since 1996, been the Chairman, Chief Executive Officer and Founder of The Santa Fe Group, a strategic consulting company providing services to financial institutions and related infrastructure companies. Previously, Ms. Allen was a Vice President of Business Development and Alliances of Citicorp, where her responsibilities included developing and managing strategic alliances with technology and telecommunications companies for technology-based products and services. She sits on a number of non-profit boards including University of Missouri Research and Development Committee, LANL Foundation, Lensic Performing Arts Center, Museum of New Mexico Foundation, Women Corporate Directors, and is the board chair of the National Foundation for Credit Counseling. She was formerly CEO of BITS, a financial services consortium and non-profit industry association from 1997 to 2007. She serves on the board of Stewart Title Guaranty Company, Synovus Financial Corporation and the advisory board for Houlihan Lokey Investment Bank. Ms. Allen joined our Board in May 2009 and serves on our Compensation, External Affairs and Energy Resources and Environmental Committees.

Edward Escudero

President and Chief Executive Officer, High Desert Capital LLC

Director since 2012

Mr. Escudero, age 42, is President and Chief Executive Officer of High Desert Capital LLC, a finance company specializing in providing various types of capital alternatives to small-to-mid-size companies. Previously, Mr. Escudero was Executive Vice President and Chief Financial Officer of C&R Distributing, a major distributor of fuel and lubricants and was the owner of various convenience stores in West Texas and Southern New Mexico. He also served as Secretary and Chief Financial Officer of Petro Stopping Centers, LP, where he held vital roles of managing various departments including accounting, legal, human resources, audit, financial planning and information systems. He serves on a number of community boards, including the Medical Center of the Americas Foundation, Capital Bank, El Paso Community Foundation Investment Committee, El Paso Hispanic Chamber of Commerce and University of Texas at El Paso Centennial Commission. Formerly, Mr. Escudero served on the El Paso Water Utility Public Service Board. Mr. Escudero serves on our Audit and Nominating and Corporate Governance Committees.

Michael K. Parks

Chairman of the Board, El Paso Electric Company

Managing Director Crescent Capital Group, LP and Managing Director, TCW Group

Director since 1996

Mr. Parks, age 53, serves as Managing Director of Crescent Capital Group, LP (“Crescent”) and for limited purposes as a Managing Director of Trust Company of the West (“TCW”). Prior to joining Crescent and TCW, Mr. Parks held various executive level positions at Aurora National Life Assurance Company from 1993 to 2000, including Chief Executive Officer, President and Chief Investment Officer from 1996 to October 2000. From 1981 to 1992, he held various positions at Salomon Brothers Inc. He has been a director of the Company since 1996 and served as Vice Chairman of the Board from November 2005 through July 2012; when he was appointed Chairman of the Board. He also serves on our Audit, Compensation, Executive, and Nominating and Corporate Governance Committees. He served as a director of E*Trade Financial Corp. (formerly, E* Trade Group Inc.) from April 2003 until May 2012 and served on its audit committee and finance risk oversight committee.

Eric B. Siegel

Retired Limited Partner of Apollo Advisors, LP

Consultant and Special Advisor to the Chairman of the Milwaukee Brewers Baseball Club

Director since 1996

Mr. Siegel, age 55, is a retired Limited Partner of Apollo Advisors, LP (“Apollo”) and has been an independent business consultant since 1995. Since 2004, Mr. Siegel has served as a consultant to and on the advisory board of the Milwaukee Brewers Baseball Club. He previously served as a Principal and was a Limited Partner of Apollo Advisors, LP (a predecessor to Apollo Management, LP) and Lion Advisors, LP. Prior to joining Apollo, Mr. Siegel was a partner of Irell & Manella LLP, a law firm practicing corporate law. He has been a director of the Company since 1996 and serves on our Audit and Nominating and Corporate Governance Committees. He also serves as Chairman of our Executive Committee. He serves as the lead independent director of Ares Capital Corporation, where he has been a board member and member of the audit committee since 2004. Mr. Siegel has previously served as a director of a number of public and private companies, including Kerzner International Limited (“Kerzner”) where he was a director and chairman of its audit and compensation committees from April 1994 to 2006. He rejoined the Kerzner Board in 2008.

CLASS III DIRECTORS (TERM EXPIRING IN 2015)

James W. Harris

Founder and President, Seneca Financial Group, Inc.

Director since 1996

Mr. Harris, age 66, founded Seneca Financial Group Inc. in 1993 and serves as its President. Previously, Mr. Harris served as Managing Director at Lehman Brothers and Head of the Financial Restructuring Group. Before joining Lehman Brothers, he spent 10 years at Citibank N.A. where he worked in the Bank’s Institutional Recovery Group and managed lending activities in the international and domestic banking groups. From 2001 to 2003, he was an Adjunct Professor at Columbia University’s Graduate School of Business in New York. Since 2006, Mr. Harris has been an adjunct professor at the Kenan-Flagler School of Business Administration at the University of North Carolina in Chapel Hill where he teaches a course on managing business turnarounds. Mr. Harris has been a director of the Company since 1996 and serves on our Compensation, Executive and External Affairs Committees. He also serves as the Chairman of our Nominating and Corporate Governance Committee. He previously served as a director of Peregrine Systems Inc. and was a member of its audit committee. Mr. Harris currently serves on the advisory board of the Dare County Center and co-chairs that board’s long-term planning committee.

Woodley L. Hunt

Chairman and Chief Executive Officer, Hunt Companies, Inc.

Director since 2012

Mr. Hunt, age 67, is the Chairman and Chief Executive Officer of Hunt Companies, Inc. (“Hunt”). Hunt is an industry-leading real estate company dedicated to building value through development, investment, and management. For decades, Hunt has focused on the key areas of public-private partnerships, community development, real asset investment management, and multifamily housing. Mr. Hunt also serves as Chairman of the Hunt Family Foundation, a private family foundation. He received a number of honors and awards including being recognized as one of the “Philanthropists of the Year” by the West Texas-Southern New Mexico Chapter of the Association of Fundraising Professionals. Mr. Hunt also serves on various national, state and local advisory and development boards including the Texas Business Leadership Council, Complete College America, Medical Center of the Americas Foundation, College for all Texas Foundation, Visitors of the University of Texas MD Anderson Cancer Center-Houston, the Borderplex Alliance, Council for Continuous Improvement and Innovation in Texas Higher Education, University of Texas at El Paso, Texas Tech University Health Sciences Center, Western Governors University, WestStar Bank and Tom Lea Institute. Mr. Hunt serves on our Compensation and External Affairs Committees.

Stephen N. Wertheimer

Managing Director and Founding Partner, W Capital Partners

Director since 1996

Mr. Wertheimer, age 62, is a Managing Director and Founding Partner of W Capital Partners. He has over 30 years of experience in investment banking and principal investments. Prior to founding W Capital Partners, Mr. Wertheimer served as a Managing Director of CRT Capital Group, LLC. He was a Founder and Managing Member of Water Capital Management from 1991 to 1997. From 1988 to 1991, he served as a Managing Director and the Group Head of Investment Banking-Asia of PaineWebber Incorporated. Mr. Wertheimer was a Managing Director at First Chicago Corporation, where he specialized in tax-structured domestic and international principal investments. He was a Vice President with Bank of America’s tax financing group making equity investments for the parent corporation. Mr. Wertheimer has extensive board experience having served on the boards of over thirty companies, both public and private. Mr. Wertheimer has been a director of the Company since 1996 and serves as a member of the Executive and Nominating and Corporate Governance Committees and is Chairman of the Energy Resources and Environmental Committee. He is also a member of the board of directors of AOptix Technologies, Dynacast International, Inc. and World Kitchen, Inc.

Charles A. Yamarone

Director, Houlihan Lokey

Director since 1996

Mr. Yamarone, age 54, has been a Director of Houlihan Lokey since November 2009, where he is a senior member of the Debt Capital Markets Group. Prior to that, Mr. Yamarone worked for over 18 years at Libra Securities (“Libra”) and its predecessors. At Libra, Mr. Yamarone served in a wide variety of roles and was involved in all areas of Libra’s business as an institutional broker-dealer, including capital markets, corporate finance, sales and trading, research, legal, compliance, operations and administration. Mr. Yamarone has been a director of the Company since 1996 and is Chairman of our Audit Committee and Vice Chairman of our Compensation Committee. He was a director of Continental Airlines, Inc. from 1995 until its merger into United Continental Holdings, Inc. in October 2010 and was chairman of Continental’s human resources committee and a member of its corporate governance and social responsibility committee. Since October 2010, he has been a director of United Continental Holdings, Inc. and is chairman of its compensation committee and a member of its executive committee. Until January 2012, he was a director of New Millennium Homes, LLC, a privately-owned homebuilder, and served on its audit committee. He also previously served as a director of four other public companies.

CORPORATE GOVERNANCE

Board Structure

Although not required by our Bylaws, since 1996, the offices of Chairman and Chief Executive Officer (“CEO”) of the Company have been held by different individuals. The Chairman of our Board, Mr. Parks, is an independent director. Our CEO, Mr. Shockley, is the only member of management on the Board. We believe that this leadership structure enhances the accountability of the CEO to the Board and strengthens the Board’s independence from management.

Corporate Governance Guidelines and Trading Policy

The Board has adopted Corporate Governance Guidelines (the “Guidelines”) that, along with the charters of the Board Committees, provide the framework for the governance of the Company. The Board’s Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Guidelines at least annually and recommending any proposed changes to the Board for approval. The Guidelines are available on the Company’s website at www.epelectric.com. The website and its contents are not part of this Proxy Statement.

The Board believes that directors should hold meaningful equity ownership positions in the Company. Each non-employee director is expected to be a beneficial owner of shares of the Company’s Common Stock or common stock equivalents with a market value equivalent to at least three years’ annual cash retainer fees by the end of his or her second year of service on the Board. Each non-employee director with two years or more of service on the Board met this stock ownership guideline as of December 31, 2012. Messrs. Escudero and Hunt joined the Board, on December 18, 2012. The guidelines for our executive officers are described in the Compensation Discussion and Analysis.

In addition, we prohibit our executive officers and directors from engaging in hedging activities such as trading options (for example, puts, calls and other derivatives) and also prohibit them from having Company shares in margin accounts.

Standards of Board Independence

The Guidelines, among other things, set forth categorical standards to assist the Board in making determinations of director independence in accordance with the rules of the NYSE. The Board makes a determination regarding the independence of each director annually based on all relevant facts and circumstances. Although any director who meets the following criteria and the independence criteria of the NYSE is presumed to be independent (except for purposes of serving as a member of the Audit Committee, which requires that the director meet additional requirements), the Board may make an affirmative determination to the contrary based on its review of other factors. Under the Guidelines, the following persons will not be considered to be independent:

(i)

A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year made payments to the Company or received payments from the Company for goods and services if such payments were more than the greater of 2% of such other entity’s gross consolidated revenues for such fiscal year or $1 million.

(ii)

A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently completed fiscal year in an amount more than the greater of 2% of such other entity’s total consolidated assets at the end of such fiscal year or $1 million.

(iii)

A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year if the total billings for such services were more than the greater of 2% of the law firm’s gross revenues for such fiscal year or $1 million.

(iv)

A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year if the total compensation received for such services was more than the greater of 2% of the investment banking firm’s consolidated gross revenues for such fiscal year or $1 million.

After a review of all relevant factors and applying these categorical standards and the independence criteria of the NYSE, the Board has determined that:

—	Ms. Allen and Messrs. Brown, Cicconi, Escudero, Harris, Hunt, Parks, Siegel, Wertheimer and Yamarone are independent;

—	Mr. Shockley, who is serving as the Company’s CEO, is not independent; and

—

Ms. Holland-Branch is not independent at the current time under the NYSE’s three-year “lookback” rule because of transactions in 2010 between the Company and a vendor whose President is Ms. Holland-Branch’s son. It is expected that all transactions between the Company and entities owned by Ms. Holland-Branch or persons related to her will cease during 2013 and that she will be an independent director in the future.

In determining the independence of Messrs. Cicconi and Escudero and Ms. Allen, the Board took into account (i) various bilateral payments, which are not material in amount, between the Company and AT&T (for which Mr. Cicconi serves as an executive) relating to utility services and property; (ii) the Company’s purchase of an immaterial amount of goods from C&R Distributing where Mr. Escudero served as an officer prior to his resignation from that position shortly following his election to the Board and (iii) membership fees of a nominal amount paid by the Company to a program sponsored by The Santa Fe Group (Ms. Allen’s company) involving cyber security.

In addition, the Board has determined that all members of the Audit Committee meet the independence requirements set forth in Rule 10A-3(b)(1)(ii) under the Securities Exchange Act of 1934, as amended (the “Act”).

Within the last three years, the Company has not made any charitable contributions to any charitable organization for which a director of the Company serves as an executive officer in excess of the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

Board’s Role in Risk Oversight

It is the responsibility of senior management to identify, assess, and manage our exposure to risk inherent in the operation of the Company and the implementation of our strategic plan. The Board, however, plays an important role in overseeing management’s performance of these functions. In connection with its review of the operations of the Company’s business, the Board addresses the primary risks associated with various business decisions and operations. In addition, the Board reviews the risks associated with the Company’s strategic plan periodically throughout the year as part of its consideration of the strategic direction of the Company.

Each of the Board’s Committees also oversees the management of Company risks that fall within such Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.

The Company has an enterprise risk management program that was established in 2010. The Company’s Senior Vice President, General Counsel and Chief Compliance Officer, who reports directly to the Audit Committee, is responsible for identifying, evaluating and enabling the development, implementation and monitoring of risk mitigation strategies.

Pursuant to its Charter, the Audit Committee oversees the operation of this enterprise risk management program, and the Senior Vice President, General Counsel and Chief Compliance Officer and her team make periodic reports to the Audit Committee about the identified risks and the management controls and methodologies in place to manage those risks. In connection with its risk management role, the Audit Committee periodically meets privately with representatives from the Company’s internal auditors and its independent registered public accounting firm. The Audit Committee provides reports to the Board that include these activities.

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it approves, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

The Nominating and Corporate Governance Committee assists the Board in overseeing risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

The Energy Resources and Environmental Committee assists the Board in overseeing risks associated with the Company’s electric generating fleet, including plants in which we are the sole owner and those (such as the Palo Verde Nuclear Generating Station) operated by others; issues facing the Company from legislative and regulatory initiatives regarding climate change, emissions, renewables and alternative energy; and environmental issues, including compliance with applicable environmental laws and regulations.

The External Affairs Committee assists the Board in overseeing risks associated with legislative and regulatory matters and related legal compliance matters.

Business Conduct Policies

The Board has adopted a Code of Ethics that applies to all directors, officers and employees of the Company, including the CEO, the Senior Vice President and Chief Financial Officer, and the Vice President and Controller. A current copy of the Code of Ethics may be found on the Company’s website at www.epelectric.com. Any amendments to, or waivers from, any provision of the Code of Ethics applicable to the CEO, the Senior Vice President and Chief Financial Officer, the Vice President and Controller or persons performing similar functions will be disclosed by posting such information on the Company’s website at www.epelectric.com within five business days.

Current copies of the charters of the Audit, Compensation, and Nominating and Corporate Governance Committees (the “Committee Charters”) may also be found on the Company’s website at www.epelectric.com.

Printed copies of the Guidelines, the Committee Charters and the Code of Ethics are available to any shareholder upon request. Requests for printed copies should be addressed to El Paso Electric Company, 100 N. Stanton Street, El Paso, Texas 79901, Attention: Office of the Secretary.

Shareholders and interested parties may correspond directly with non-management directors by writing to James W. Harris, Chairman, Nominating and Corporate Governance Committee, P.O. Box 982, El Paso, Texas 79960.

NYSE Corporate Governance Listing Standards

The Company’s CEO must certify to the NYSE each year that he is not aware of any violation by the Company of NYSE corporate governance listing standards, qualifying the certification to the extent necessary. Such certification must be made within thirty days of the date of the Company’s annual shareholders’ meeting. The 2012 CEO certification was submitted to the NYSE timely and without qualification.

DIRECTORS’ MEETINGS, COMPENSATION, AND COMMITTEES

Meetings

The Board held seven meetings and held seven executive sessions in 2012. The Chairman of the Board presides at the executive sessions. All directors attended at least 75% of the total number of meetings of the Board and the Committees on which they served.

The Company does not have a formal policy regarding director attendance at Annual Meetings. All members of the Board attended the 2012 Annual Meeting.

2012 Director Compensation

The table set forth below provides information regarding compensation paid to the non-employee directors of the Company.

Before his appointment as Interim CEO on January 30, 2012, Mr. Shockley received $4,000 in retainer and meeting fees, which is included in the Summary Compensation Table in the “All Other Compensation” column. After being appointed as Interim CEO, he did not receive separate compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
	(a)	(b)(c)	(d)
Allen, Catherine A.	$31,000	$135,940	$4,280	$171,220
Brown, John Robert	79,500	107,415	3,395	190,310
Cicconi, James W.	76,250	107,415	3,395	187,060
Escudero, Edward (f)
Harris, James W.	80,000	107,415	3,395	190,810
Heitz, Kenneth R. (e)	15,000	273,444	2,986	291,430
Hunt, Woodley L. (f)
Holland-Branch, Patricia Z.	22,250	153,152	5,012	180,414
Parks, Michael K.	160,250	107,415	3,395	271,060
Siegel, Eric B.	95,500	107,415	3,395	206,310
Wertheimer, Stephen N.		175,411	5,178	180,589
Yamarone, Charles A.	97,000	107,415	3,395	207,810

(a)

This column reports the amount of cash compensation earned in 2012 for Board and Committee service, based on the compensation policy described below. Annually, directors can elect to receive retainers and meeting fees in cash, restricted stock or a combination of cash and stock. Mr. Wertheimer elected to receive this compensation in restricted stock in 2012. Ms. Allen, Mr. Heitz, Ms. Holland-Branch and Mr. Parks elected to receive this compensation in a combination of cash and restricted stock. The remaining directors elected to receive their compensation in cash.

(b)

This column represents the aggregate grant date fair value of awards granted in 2012 computed in accordance with FASB ASC Topic 718. Fair value for restricted stock is calculated using the closing price of our stock on the grant date. For additional information on valuation assumptions, see Note G of Notes to the Consolidated Financial Statements in the Company’s 2012 Annual Report on Form 10-K.

(c)

The per share grant date fair value for each grant of restricted stock awards during 2012 (which cannot be sold for one year) is set forth in the table below together with dividends paid on such awards. There were no other stock awards held by the non-employee directors at fiscal year-end.

(d)

The Company paid quarterly dividends of $0.22 per share on its Common Stock on March 30, 2012, and $0.25 per share on its Common Stock each quarter thereafter. Unvested restricted shares qualify as participating securities, and individuals awarded these shares received their respective cash dividends.

(e)

Mr. Heitz served as Chairman of the Board, and was also a member of our External Affairs, Energy Resources and Environmental, Executive and Nominating and Corporate Governance Committees and Chairman of our Compensation Committee prior to his death in July 2012. The value of his stock award in the table represents the value of this annual retainer that was awarded at the time of the Annual Meeting in late May 2012.

(f)	Messrs. Escudero and Hunt were elected to the Board, effective December 18, 2012.

Name	Fair Value at Grant Date – Stock Awards (per share)	Stock Awards (# of Shares)	Dividends Paid on Stock Awards

Allen, Catherine A.	$34.64	188	$ 182
Allen, Catherine A.	32.49	246	185
Allen, Catherine A.	30.69	3,500	2,625
Allen, Catherine A.	33.16	241	121
Allen, Catherine A.	34.25	176	44
Brown, John Robert	30.69	3,500	2,625
Cicconi, James W.	30.69	3,500	2,625
Escudero, Edward
Harris, James W.	30.69	3,500	2,625
Holland-Branch, Patricia Z.	34.64	447	434
Holland-Branch, Patricia Z.	32.49	492	369
Holland-Branch, Patricia Z.	30.69	3,500	2,625
Holland-Branch, Patricia Z.	33.16	264	132
Holland-Branch, Patricia Z.	34.25	161	40
Hunt, Woodley L.
Parks, Michael K.	30.69	3,500	2,625
Siegel, Eric B.	30.69	3,500	2,625
Wertheimer, Stephen N.	34.64	440	427
Wertheimer, Stephen N.	32.49	531	398
Wertheimer, Stephen N.	30.69	3,500	2,625
Wertheimer, Stephen N.	33.16	611	306
Wertheimer, Stephen N.	34.25	445	111
Yamarone, Charles A.	30.69	3,500	2,625

During 2012, compensation for non-employee directors consisted of the following:

(1)	Each non-employee director received an annual retainer of $40,000.

(2)	The Chairman of the Audit Committee received an additional annual retainer of $10,000, and the chair of each of the other Committees of the Board received an additional annual retainer of $5,000.

(3)	Each non-employee director received a meeting fee of $1,000 per meeting for each Board and Committee meeting attended (other than Audit Committee meetings).

(4)	Each Audit Committee member received a meeting fee of $1,500 per meeting for each Audit Committee meeting attended.

(5)	The Chairman of the Board received an additional award of $150,000, which was paid in cash or stock.

(6)	Each non-employee director received an award of 3,500 shares of restricted stock. Restricted stock awarded to directors cannot be sold until one year after the grant.

Directors are also reimbursed for travel expenses incurred in connection with their duties as directors. Non-employee directors are not eligible to participate in the executive incentive program, savings programs or any of the retirement programs for the Company’s employees. Other than as described in this section, there are no separate benefit plans for active directors.

The Company’s Restated Articles of Incorporation and Bylaws, as amended, provide for indemnification of the Company’s directors and executive officers up to the maximum extent provided by the Texas Business Organizations Code (“TBOC”), and the Company maintains director and officer liability insurance. During December 2012 and January 2013, the Company entered into Indemnification Agreements with each of the Company’s directors and officers.

Committees

The Board has the following standing Committees: Audit, Compensation, Nominating and Corporate Governance, Executive, External Affairs and Energy Resources and Environmental.

During 2012, the Audit Committee was composed of directors Yamarone (Chairman), Brown, Cicconi, Parks and Siegel. Mr. Escudero was appointed in January 2013. The Audit Committee, which held 12 meetings in 2012, is responsible for appointing the independent auditors of the Company, reviewing all recommendations of the Company’s independent auditors and the Company’s internal auditors, reviewing and approving non-audit services performed by accountants and other consultants retained by the Company, reviewing the Company’s periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and otherwise overseeing the Company’s financial reporting. The Audit Committee, in conjunction with senior management, also reviews the Company’s internal controls and disclosure controls and procedures. The roles and responsibilities of the Audit Committee are described in detail in a written charter adopted by the Board and amended on July 29, 2011. The Board has determined that each member of the Audit Committee meets the experience and independence requirements of the NYSE rules and Rule 10A-3(b)(1)(ii) under the Act. No member of the Audit Committee serves on the audit committee of more than three public companies. The Board has determined that Messrs. Yamarone, Escudero and Parks meet the criteria of Audit Committee financial experts under the SEC’s rules and are independent of management. Certain additional information concerning the composition and role of the Audit Committee is set forth under the caption “Audit Committee Report” below.

During 2012, the Compensation Committee was composed of directors Yamarone (Vice Chairman), Allen, Harris and Parks. Mr. Hunt was appointed in January 2013. The Board has determined that each member of this Committee is independent under the rules of the NYSE. The Compensation Committee, which held nine meetings in 2012, is responsible for evaluating and approving the compensation of executive officers. It also reviews and approves recommended Company-wide compensation increases for employees, as well as approves the adoption of contracts with union employees. The Compensation Committee is also responsible for evaluating, adopting and administering benefit plan programs. The roles and responsibilities of the Compensation Committee are described in detail in a written charter adopted by the Board and amended on December 4, 2012. Additional information concerning the Compensation Committee’s process and procedures for the consideration and determination of executive compensation (including its engagement of compensation consultant Meridian Compensation Partners, LLC (“Meridian”) and Frederic W. Cook & Company, Inc. (“FW Cook”) appears under the caption “Compensation Discussion and Analysis” below.

During 2012, the Nominating and Corporate Governance Committee was composed of directors Harris (Chairman), Parks, Siegel and Wertheimer. Mr. Escudero was appointed in January 2013. The Board has determined that each member of this Committee is independent under the rules of the NYSE. The Nominating and Corporate Governance Committee, which held ten meetings in 2012, is responsible for identifying qualified individuals to serve as members of the Board, recommending directors for appointment to Committees, evaluating Board performance, and overseeing and setting compensation for the members of the Board. The roles and responsibilities of the Nominating and Corporate Governance Committee are described in detail in a written charter adopted by the Board on November 13, 2003.

During 2012, the Executive Committee was composed of directors Siegel (Chairman), Harris, Parks, Shockley (since January 2012) and Wertheimer. The Executive Committee, which held three meetings in 2012, consults with senior management on administrative matters and directs the strategic planning effort on behalf of the Board. The Executive Committee may exercise all powers of the Board (except as prohibited by TBOC) between meetings. In addition, the Executive Committee’s responsibilities include analyzing and making recommendations to the Board regarding the maximization of shareholder value. The roles and responsibilities of the Executive Committee are described in detail in a written charter adopted by the Board.

During 2012, the External Affairs Committee was composed of directors Brown (Chairman), Allen, Cicconi (since March 2012), Harris, Holland-Branch and Shockley. Mr. Hunt was appointed in January 2013. The External Affairs Committee, which held three meetings in 2012, is responsible for overseeing matters related to the Company’s regulatory affairs, communication and media relations, contributions by the employee political action committee, activities related to civic and charitable affairs, and issues related to security of personnel, their families and corporate property. The roles and responsibilities of the External Affairs Committee are described in detail in a written charter adopted by the Board.

During 2012, the Energy Resources and Environmental Committee was composed of Directors Wertheimer (Chairman), Allen, Holland-Branch and Shockley. This Committee held three meetings in 2012. The Energy Resources and Environmental Committee is responsible for (i) reviewing and assessing the operations of the Company’s electric generating fleet, including plants in which it is the sole owner and those operated by others in which it owns a minority interest (such as the Palo Verde Nuclear Generating Station); (ii) overseeing the affairs and operations of the Company to determine whether the Company has operated Company facilities in compliance with applicable environmental laws and regulations; and (iii) identifying existing and potential environmental issues facing the Company under federal, state and local law. The roles and responsibilities of the Energy Resources and Environmental Committee are described in detail in a written charter adopted by the Board.

Evaluation of Director Nominees

The Nominating and Corporate Governance Committee will consider nominees for the Board submitted in writing by a shareholder. A shareholder wishing to nominate one or more individuals to stand for election as a director at an annual or special meeting of the shareholders must provide written notice thereof not less than 80 days in advance of such meeting; provided, however, that in the event that the date of the meeting was not publicly announced by the Company more than 90 days prior to the meeting, such notice, to be timely, must be delivered not later than the close of business on the tenth day following the day on which the date of the meeting was publicly announced. A shareholder’s notice must set forth (i) the name and address of the shareholder making the nomination; (ii) such information regarding the nominee(s) proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee(s) been nominated by the Board; (iii) a representation of the shareholder as to the number of shares of stock of the Company that are beneficially owned by the shareholder and the shareholder’s intent to appear in person or by proxy at the meeting to propose such nomination; and (iv) the written consent of the nominee(s) to serve as a member of the Board if so elected. Any such shareholder notice should be submitted in writing to: El Paso Electric Company, 100 N. Stanton Street, El Paso, Texas 79901.

In making its recommendations regarding nominees to serve on the Board, the Nominating and Corporate Governance Committee reviews an individual’s qualifications, and makes a determination as to the independence of the candidate based on the independence criteria described above. If the nominee is being evaluated for re-nomination to the Board, the Nominating and Corporate Governance Committee will assess the prior performance of such director. The Nominating and Corporate Governance Committee will also periodically review the composition of the Board in light of its current challenges and needs and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience. Our Board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees, but its practice has been to seek a combination of skills, experience, geographic and local knowledge, backgrounds and outlook that is in the best interest of the Company and its various constituencies. No director may serve on the boards of more than three other public companies while serving on the Company’s Board.

PROPOSAL 2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has selected KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. At the Annual Meeting, the Company will ask shareholders to ratify the Board’s selection. KPMG LLP, which served in the same capacity in 2011 and 2012, is expected to be represented at the Annual Meeting. Representatives of KPMG LLP will have an opportunity to make a statement if they desire to do so and will respond to appropriate questions. If the shareholders do not ratify the Board’s proposal, the Board will reconsider its action with respect to the appointment of KPMG LLP. Approval of the resolution, however, will in no way limit the Board’s authority to terminate or otherwise change the engagement of KPMG LLP during the fiscal year ending December 31, 2013.

Audit Fees

KPMG LLP billed the Company an aggregate of $1,123,000 and $1,089,000 for professional services rendered in connection with the integrated audit of the Company’s financial statements (including the Sarbanes-Oxley Section 404 certification) and review of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q during the fiscal years ended December 31, 2012 and December 31, 2011, respectively.

Audit-Related Fees

KPMG LLP billed the Company $519,000 and $502,000 for audit-related services during the fiscal years ended December 31, 2012 and 2011, respectively. These audit-related services included (i) audits of state and federal regulatory filings; (ii) audits of benefits plans; and (iii) comfort letters associated with the refunding and remarketing of two series of pollution control bonds and the issuance of a series of Senior Notes in 2012.

Tax Fees

KPMG LLP did not render tax services for the years ended December 31, 2012 or 2011.

All Other Fees

The Company paid no other fees to KPMG LLP during the fiscal years ended December 31, 2012 and 2011.

KPMG LLP determined that these services did not affect its independence under applicable auditing standards. The Audit Committee pre-approved the engagement of KPMG LLP to provide the audit and permissible non-audit services described above in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and determined that KPMG LLP’s provision of the services described above under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” is compatible with KPMG LLP’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee Charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by the Company’s independent auditors pursuant to pre-approval policies and procedures established by the Audit Committee. The Audit Committee may consult with management in the decision-making process, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members, provided that such designees present any such pre-approvals to the full Audit Committee at the next Audit Committee meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (“Dodd-Frank”), we are once again providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (as hereinafter defined) as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. The Dodd-Frank Act and applicable SEC rules also require that, at least once every six years, shareholders be given the opportunity to vote on an advisory basis regarding the frequency (i.e., annually, every two years or every three years) of future shareholder advisory votes on the compensation of our NEOs. At the 2010 Annual Meeting, the shareholders indicated a preference for holding “Say-on-Pay” advisory votes on an annual basis as recommended by the Board of Directors. Thus, the advisory vote in this Proposal 3 reflects the approved annual frequency and the next advisory vote on the frequency of future Say-on-Pay votes will occur no later than the 2016 Annual Meeting.

Shareholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement for a more detailed discussion of how our compensation programs further the Company’s objectives.

At this meeting, the shareholders will be asked to vote on the following resolution:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, compensation tables and related narratives and other materials in the Company’s Proxy Statement.”

Our Board and Compensation Committee urge shareholders to endorse the compensation program for our executive officers by voting “FOR” the above resolution. The Board is committed to excellence in governance and recognizes that executive compensation is an important matter for our shareholders. The Board and the Compensation Committee believe that the Company’s executive officer compensation program, as described in the Compensation Discussion and Analysis and other related sections of this Proxy Statement, is reasonable and effective in aligning the interests of the executive officers with the interests of the Company’s shareholders. We believe that our executive compensation program is designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder value while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In particular, as described in detail in our Compensation Discussion and Analysis below, our program has the following features:

—	Strong focus on performance-based pay consisting of annual incentives tied to key financial and operating measures and long-term incentives tied to shareholder return;

—	75% of the ongoing long-term incentive program is tied directly to relative shareholder return;

—	No supplemental retirement program except for restoring benefits lost due to IRS limits;

—	Limited perquisites; and

—	No tax gross-ups in our change in control or severance programs.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This vote is advisory, which means that it is not binding on us, our Board or the Compensation Committee of our Board. The Compensation Committee and our Board value the views of our shareholders and will take into account the outcome of the vote when considering future compensation decisions for our Named Executive Officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ABOVE RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy and Overview

Our executive compensation program is designed to:

—	Attract and retain qualified executives by providing comprehensive and market-competitive compensation;

—	Encourage a high level of performance by linking a significant amount of executive pay to the financial results and operating performance of the Company; and

—	Motivate our executive team to achieve the Company’s business strategy and ensure focus on long-term shareholder return.

To meet these goals, our executive compensation currently consists of base salary, an annual performance bonus payable in cash, and stock-based long-term incentive awards, along with retirement and other benefits. The levels of compensation are determined through a combination of market data, company performance and individual responsibility and performance.

Executive Compensation Process

Our Compensation Committee reviews and approves compensation for all executive officers. The Compensation Committee reviews the performance of our CEO at least annually. Our CEO reviews other executive officers’ performance and reports his evaluations to the Compensation Committee. Our CEO also recommends to and discusses with the Compensation Committee the non-equity compensation elements for the other executive officers, although the Compensation Committee approves actual compensation awarded.

During the first part of 2012, the Compensation Committee continued to use the services of Meridian as its independent outside executive compensation consulting firm. In May 2012, the Compensation Committee engaged Frederic W. Cook & Company Inc. (“FW Cook”) as its independent outside executive compensation consulting firm. FW Cook’s services to the Compensation Committee included:

—

An executive compensation study covering base salary, short-term incentives, long-term incentives, benefits and perquisites for executives of El Paso Electric (and its subsidiary) using an approved peer group and surveys.

—	A report on CEO compensation and recommendations, including development of new CEO compensation package.

—	Regular updates on emerging trends and best practices at scheduled Compensation Committee meetings.

—	A review and comment on proxy disclosures, including the Compensation Discussion and Analysis, summary compensation tables, and shareholder proposals.

—	Analysis and guidance on severance and change-in-control policies and practices.

—	Ad hoc support on issues directly related to the Compensation Committee’s scope of duties and responsibilities.

—	Comprehensive review of our executive compensation plans, programs and policies.

The FW Cook consultant regularly attended meetings of the Compensation Committee and, as requested, attended its executive sessions. In addition, members of the Compensation Committee held discussions with the FW Cook consultant between meetings as the need arose. Pursuant to SEC rules, the Compensation Committee reviewed the independence of each of Meridian and FW Cook and concluded there were no conflicts of interest.

The Compensation Committee generally makes decisions regarding base salary, annual bonus targets and equity incentive awards at one or more regularly scheduled meetings during the first quarter of each year. The Compensation Committee continues to review compensation matters throughout the year and changes or approves compensation at other times in response to hiring needs, market changes and other occurrences. The Compensation Committee’s decisions about equity awards are not “timed” or otherwise affected by the planned announcement of material information. At least annually (and at other times when material decisions are being considered) the Compensation Committee reviews a summary of compensation (also called a “tally sheet”) with its outside independent executive compensation consulting firm for each executive officer showing all compensation, equity holdings and accrued retirement benefits. The tally sheets are designed to inform the Compensation Committee of the total compensation potentially payable to the executive officers, particularly in the event of change in control and/or separation from the Company, but were not a material factor in making any particular compensation decision during the year.

In 2012, we again held a shareholder advisory vote to approve the compensation of our Named Executive Officers, commonly referred to as a “say on pay” vote. More than 95% of shareholder votes (excluding abstentions and broker non-votes) were cast in favor of the compensation of our Named Executive Officers. Although this was only an advisory vote, we believe the approval by our shareholders shows support for our compensation philosophy, and our Compensation Committee did not make any specific changes in response to this vote. Instead, it retained its general approach to determining our executive compensation as described in this Compensation Discussion and Analysis while focusing on particular needs that arise during the year.

Compensation Benchmarking

In consultation with Meridian, the Compensation Committee approved a group of companies (referred to in this discussion as the “Compensation Comparator Group”), which is a subset of the Edison Electric Institute Index of U.S. shareholder-owned electric utilities, and which is used for an annual benchmarking review of our compensation program. These companies are regional electric utilities with business issues, scale and compensation programs similar to our own. The Compensation Committee reviews compensation information of the Compensation Comparator Group compiled from surveys based on other companies that participate in these surveys and publicly available data. For companies in the group with annual revenues higher or lower than ours, the compensation market values are adjusted using regression analysis to mitigate differences in size for comparison purposes, which is a commonly used approach to ensure the market values reflect our Company’s size.

For pay decisions made in 2012, the companies in the Compensation Comparator Group consisted of the following companies:

— Alliant Energy Corp. — ALLETE, Inc. — Ameren Corporation — Black Hills Corporation — CH Energy Group, Inc. — Cleco Corporation — DPL, Inc. — Great Plains Energy, Inc.

—   IDACORP, Inc.

—   Otter Tail Corporation

—   Pinnacle West Capital Corporation

—   PNM Resources, Inc.

—   Portland General Electric Company

—   SCANA Corporation

—   Unisource Energy Corporation

—   Westar Energy, Inc.

Primary Components of Compensation

The primary components of our compensation program for the Named Executive Officers (as hereinafter defined) are:

—	Base salary;

—	Short-term incentive compensation, currently awarded through an annual cash performance-based bonus plan; and

—	Long-term incentive equity compensation, currently awarded in restricted shares with a combination of time-based and performance-based vesting.

We do not target any element of compensation to be a particular percentage of total compensation.

Base Salary. Base salary levels for our continuing executive officers are reviewed and set annually. The Compensation Committee targets the 50th percentile level of the Compensation Comparator Group, although the Compensation Committee also considers executive officers’ responsibility level, experience and individual performance. The Compensation Committee approved base salary increases for executive officers effective January 2012 after reviewing these factors. Base salaries for the Named Executive Officers are generally at or slightly lower than the 50th percentile as compared to the Compensation Comparator Group. For 2012, all of the Named Executive Officers fell within 15% of the 50th percentile. Individual variations from the 50th percentile primarily reflect each individual’s experience level in the position. Although individual performance and contributions are assessed, no specific individual performance factors had a material impact on salaries for fiscal 2012.

Annual Cash Bonus Plan. The purpose of our annual cash performance-based bonus plan is to provide market-based compensation opportunities based on achievement of specific business goals and objectives that are established in advance on an annual basis.

Each executive officer is assigned a target award opportunity expressed as a percentage of base salary. The target for each of the Named Executive Officers for 2012 was as follows: (i) 70% for Mr. Shockley; (ii) 45% for Messrs. Carpenter, Miracle and Puente and Ms. Kipp. The target award represents the level of bonus payment the executive officer may earn in the event that plan performance is achieved at targeted levels. Payments at the targeted levels are intended to approximate the 50th percentile of the Compensation Comparator Group. In addition, maximum and threshold award levels are established that adjust payouts for performance levels that exceed or fall below our plan.

For our executive officers, the goals for 2012 were based solely on the following corporate financial and operational performance measures:

—	Financial performance, representing 70% of the bonus, measured by earnings per share (“EPS”); and

—	Operational performance, measured by a combination of customer satisfaction (20% of the bonus), safety goals (5% of the bonus), and regulatory compliance (5% of the bonus).

The safety goals under operational performance (representing 5% of the annual cash bonus) consist of the following three categories: (i) lost time incidence rate (60% of the safety goals); (ii) vehicle accident frequency rate (25% of the safety goals); and (iii) medical/first aid incidence rate (15% of the safety goals). All three categories of the safety goals are based on internal statistics. The target goal for each category for 2012 was obtained using the best single-year performance in the past five years. The lost time incidence rate and the medical/first aid incidence rate are calculated by applying the number of respective incidents to total hours worked by employees. The vehicle accident frequency rate is determined by applying the number of chargeable vehicle accidents to total miles driven.

The customer satisfaction goal under operational performance (20% of the annual cash bonus) is to increase customer satisfaction to a level of customer loyalty. Customer loyalty is defined as the point where, given a choice, a customer is less likely to switch to a competitor. The establishment and measurement of the customer satisfaction goal is based on annual customer surveys designed and performed by a third-party marketing organization. Survey responses are provided by a combination of customer classes and are weighted as follows: (i) 50% for residential customers; (ii) 25% for small commercial customers; and (ii) 25% for large commercial customers.

The regulatory compliance goal under operational performance (5% of the annual cash bonus) is designed to monitor and evaluate the Company’s regulatory compliance activities in light of the importance of the Company’s relationship with its regulators. The 2012 performance levels are based upon improvement from the previous year’s dollar impact as a result of fines or penalties assessed by regulators against the Company.

The EPS bonus goal for 2012 was established based on a range between a threshold of $2.15 and a maximum of $2.55. Executive officers would receive no bonus if the threshold EPS goal is not achieved and a proportionally higher bonus if earnings surpass the threshold EPS up to the maximum EPS goal.

Bonuses are paid in late February or early March after the Compensation Committee reviews the audited financial results and operational performance for the previous year. As reported in the Annual Report on Form 10-K for the year ended December 31, 2012, the Company had net income of $2.27 per basic share (before extraordinary items) (without any adjustments for bonus purposes). The Compensation Committee determined that for purposes of determining EPS results under the Annual Cash Bonus Plan, $0.12 per share should be added to the reported net income per basic share. This adjustment was due to the Company’s settlement of its rate case with regulatory authorities in 2012, which had a variety of long-term benefits accruing to the Company as well as a negative effect on earnings per share. This negative effect was unanticipated at the time the Compensation Committee established the EPS goals for the 2012 plan year and because those goals were set under a prior CEO, the Compensation Committee felt it was appropriate to make this unusual adjustment. The Company also met its three annual safety goals, its regulatory compliance goal, and its customer satisfaction goal in each instance at or above the target level. As a result, each Named Executive Officer received a bonus, as set forth in the Summary Compensation Table below. The total bonus paid to Company employees for 2012 was approximately $7.9 million, of which approximately $1.8 million was paid to executive officers.

Special Cash Awards. The Compensation Committee retains full authority to approve discretionary awards because the Compensation Committee believes it is important to retain the discretion to reward exceptional performance or special situations. In 2012, the Compensation Committee approved no discretionary awards, except under Mr. Shockley’s employment agreement as described below.

Long-Term Equity Incentives. We grant stock awards annually with a three-year payout and performance cycle. These awards are designed to focus executive officers on the relative performance of our stock and, secondarily, are designed as a retention tool. Since 2004, the Compensation Committee has granted annual long-term equity incentives consisting of two elements:

—	Performance shares, which are earned based on our total shareholder return over a three-year period; and

—	Time-vested restricted stock, which vests at the end of a three-year period.

The initial target value of each annual award is based on a weighting of approximately 75% for performance shares and 25% for time-based restricted stock. We have chosen to place more weight on the performance shares so that the most value is realized based on return for our shareholders over a period of three years. We feel the time-based restricted stock awards are also effective retention and incentive tools because their actual value is tied to the value of the Company’s stock no earlier than the vesting date and the vesting schedules require that participants be employed at the end of the three-year vesting period. The initial target values (i.e., the initial value of the time-based restricted stock plus performance shares at target) are intended to approximate the 50th percentile of the Compensation Comparator Group.

The actual number of performance shares earned at the end of the three-year cycle depends on the Company’s total shareholder return percentile ranking within a specific group of companies identified by the Compensation Committee in consultation with Meridian (called the “Performance Comparator Group”). The Performance Comparator Group is structured to be a group of companies defined by a third-party index and is somewhat different from our Compensation Comparator Group. In addition to the Company, the Performance Comparator Group currently includes 11 other publicly-traded electric utilities with market capitalizations similar to our own. We believe that these companies have investor bases that are similar to ours. The following companies, chosen from the Standard & Poor’s SmallCap 600 Index and MidCap 400 Index that are included in the Global Industry Classification Standard’s (GICS) sub-industry of Electric Utilities for their similarities to us in type of industry and size of operations, currently are in our Performance Comparator Group:

— ALLETE, Inc. — Cleco Corporation — Great Plains Energy, Inc. — Hawaiian Electric Industries, Inc. — IDACORP, Inc. — NV Energy Inc.	— OGE Energy — PNM Resources, Inc. — UIL Holdings Corporation — Unisource Energy Corporation — Westar Energy, Inc.

The actual number of performance shares earned at the end of the three-year cycle can range from 0% to 200% of target, depending on our ranking within the 12-member Performance Comparator Group for total shareholder return. As with the time-based restricted stock, participants are required to be employed at the end of the three-year cycle to be eligible for the award. Shareholder return is defined as the change in stock value, plus dividends, over the three-year performance period within the Performance Comparator Group, and payouts for each three-year cycle are as follows:

—	If we rank first, 200% of target

—	If we rank second, 175% of target

—	If we rank third, 150% of target

—	If we rank below third but above the 50th percentile, we interpolate between 150% and 100% of target

—	If we are at the 50th percentile, 100% of target

—	If we rank below the 50th percentile but above the 30th percentile, we interpolate between 100% and 30% of target

—	If we are below the 30th percentile, 0% of target

For the 2010 to 2012 performance cycle, which ended on December 31, 2012, our total shareholder return ranked third within the 12-member Performance Comparator Group, which resulted in performance shares earned at the 150% level.

Type of Equity Awards. We have chosen to make recent long-term awards to executive officers in the form of “full-value” stock awards because they have significant retention value due to their value being directly linked to the stock price in the future. In addition, this type of award limits the negative retention impact of short-term volatility in our stock price compared to stock options. The Compensation Committee regularly reviews our equity incentive program and reserves the right to grant different types of equity awards in the future. We began paying dividends on our Common Stock in 2011, but do not pay dividends on unearned performance share awards.

Former CEO Compensation. On January 30, 2012, Mr. Stevens notified the Company of his resignation as CEO, effective March 1, 2012. Upon his departure, he forfeited his then-outstanding stock awards (including his stock awards that were granted in early 2012) and certain other benefits. The compensation paid to Mr. Stevens in 2012 is reported in the “Summary Compensation Table” below.

Current CEO Compensation. Upon Mr. Stevens’ departure, Mr. Shockley was appointed Interim CEO. His compensation during his interim service consisted of a cash payment of $50,000 per month, which was determined based on the Compensation Committee’s view of a potential total compensation package that would expected to be offered to a permanent CEO, based on its review of its past compensation practices and peer group data reviewed with its compensation consultant. In connection with the appointment of Mr. Shockley as permanent CEO on May 31, 2012, the Compensation Committee entered into an employment agreement with him providing for different compensation. The Compensation Committee enlisted the assistance of its independent outside executive compensation consultant, FW Cook, in the development of Mr. Shockley’s compensation package. As a result of this review, his employment agreement provides for a term through December 2014 at an annual salary of $600,000 and the following other compensation elements:

—

An annual performance bonus opportunity at target of 70% of annualized base compensation and a maximum annual bonus opportunity of 200% of his target opportunity, subject to meeting performance goals under the Company’s annual cash bonus plan;

—

Eligibility for a discretionary bonus of up to $150,000 for fiscal 2012 and up to $350,000 for each of the fiscal years 2013 and 2014 based on the Compensation Committee’s subjective view of progress towards long-term strategic goals;

—

A sign-on grant of 10,000 shares of Company restricted stock subject to his active employment with the Company on each of the first and second anniversaries of his employment, with 50% of the award becoming vested on each of those dates;

—

A long-term equity award comprising restricted stock valued at $470,000 on the grant date, subject to performance conditions and becoming earned (between 0% and 200% of the initial number of shares) and vested based on the Company’s total shareholder return over the three-year period ending December 31, 2014; and

—

Participation in all benefit plans available to senior executives of the Company including but not limited to the Company’s retirement and welfare benefit plans, monthly car allowance, life insurance coverage and annual paid time-off.

Based on Mr. Shockley’s strong performance during 2012, the Compensation Committee increased his base salary to $625,000 in 2013.

Mr. Shockley’s agreement also provides for payments and benefits in the event of his termination by the Company without cause (or by Mr. Shockley under certain defined circumstances) and in the event of a change of control of the Company under conditions defined in his employment agreement, as further described below.

In determining the terms of Mr. Shockley’s employment agreement, the Compensation Committee considered several unusual aspects of Mr. Shockley’s arrangement. First, the agreement is for a limited time through the end of 2014. Second, because of the limited term, the Compensation Committee would make only one long-term equity grant as opposed to annual grants in three-year cycles, but Mr. Shockley would be eligible for annual performance-based and discretionary bonuses. Third, the lump sum stock award (the “sign on grant” referred to above) would recognize Mr. Shockley’s strong performance as interim CEO while encouraging retention over the vesting schedule. Fourth, because of the limited term of the agreement, the Compensation Committee decided not to provide Mr. Shockley a Change in Control Agreement as is provided to other senior executives. Instead, Mr. Shockley is provided certain accelerated payments and vesting in the event a change in control is actually consummated, or in the event of involuntary termination of Mr. Shockley’s employment, during the limited term of his agreement.

The Compensation Committee reviewed with FW Cook the costs and benefits compared to those provided by our compensation comparator group in determining that the arrangement was reasonable and appropriate for the circumstances. FW Cook reported to the Compensation Committee that the annualized value of Mr. Shockley’s proposed total direct compensation was close to the market median of the Peer Group comparability data. For his 2012 performance, the Compensation Committee approved payment of his full $150,000 discretionary bonus because the Compensation Committee believed Mr. Shockley had successfully executed his 2012 goals, in particular improving the Company’s relationship with the El Paso community by promoting economic development and resolving the rate case; implementing a succession planning process; improving the corporate culture at the Company; and continuing to implement the Company’s strategic planning process.

Other Executive Benefits

Retirement Benefits. We provide our employees, including our executive officers, with a tax-qualified defined benefit pension plan, which provides employees the opportunity to earn service toward income replacement at retirement. The benefit is based on years of service, retirement age and basic compensation over a period of time prior to retirement. However, the Internal Revenue Code (the “Code”) imposes a limit on the amount of compensation that can be taken into account for purposes of determining these retirement benefits and the qualified plan does not achieve a market-competitive structure for executive officers whose total compensation can include a significant amount of variable short-term incentive compensation. We established a non-qualified excess benefit plan to provide supplemental retirement benefits to executive officers calculated on basic compensation, together with regular wages and bonuses paid pursuant to the Company’s short-term bonus plan, applied to the qualified retirement plan formula without regard to the Code’s limitations.

Perquisites and Other Benefits. The Company generally provides to our Named Executive Officers the same benefits as it does to other executive officers and employees. For example, our Named Executive Officers participate in the same medical, dental, life insurance, accidental death & dismemberment, and long-term disability plans, as do other employees, and their Company matching contributions to the 401(k) plan are on the same basis as other employees.

The Company provides limited perquisites to executive officers such as a car allowance and an allowance for financial, tax and estate planning benefits.

Change of Control/Termination Agreements. The Compensation Committee has approved a change of control severance agreement for each of our Named Executive Officers (except Mr. Shockley, whose arrangement is further described above and below) and all other executive officers. As further described in this Proxy Statement, these agreements provide executive officers with benefits in the event of involuntary termination (other than for cause or disability) or adverse job changes in connection with or after a change in control. The Compensation Committee periodically reviews the costs of these agreements and market practice. The Compensation Committee believes these agreements offer important protection in the event of a change of control, while also ensuring that in the event of an actual proposed change of control, key executive officers will be willing to remain through the closing because of this protection. This is especially important in the utility industry when the need for regulatory approvals can result in significant delays in consummating transactions following the execution of definitive agreements.

Stock Ownership Guidelines

We believe that stock ownership by executive officers can directly correlate to improved performance and enhancement of shareholder value. Therefore, the Compensation Committee has established recommended stock ownership guidelines for executive officers. The guidelines are as follows:

Position	Guideline

CEO	Three times base salary
Other Executive Officers	Two times base salary

Our executive officers are expected to meet these guidelines within five years after becoming executive officers. As of the end of 2012, all of our Named Executive Officers met or are progressing towards meeting the guidelines within their initial five-year terms.

Impact of Accounting and Tax Treatment of Compensation

Historically, the accounting and tax treatment of compensation has not been a driving factor in determining the design or amounts of pay at the Company. For example, the Company granted “full value” awards prior to its adoption of FASB ASC Topic 718 and continues to do so, although the Compensation Committee does review the expected accounting treatment of its equity grants.

Section 162(m) of the Code generally limits the tax deductibility to public companies for compensation in excess of $1 million per person per year, unless the compensation is “performance-based” within the meaning of the tax regulations. The Compensation Committee considers it important to retain flexibility to design compensation programs, even where compensation payable under our programs may not be fully deductible, if the programs effectively recognize a full range of criteria important to the Company’s success. The Company has the ability to grant equity awards such as restricted stock that are not eligible for the Section 162(m) exception. Our 2007 Long-Term Incentive Plan allows the Compensation Committee to approve restricted stock, performance shares and stock options that qualify as “performance-based” compensation for purposes of Section 162(m) to the extent the Compensation Committee deems appropriate. The Company’s annual cash bonus plan also qualifies as “performance based” compensation for purposes of Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Charles A. Yamarone, Vice Chairman

Catherine A. Allen

James W. Harris

Woodley L. Hunt

Michael K. Parks

SUMMARY COMPENSATION TABLE

The Summary Compensation Table sets forth the compensation for each individual who served as principal executive officer or principal financial officer during fiscal 2012, and each of the Company’s other three most highly compensated executive officers for fiscal 2012. The persons named in the Summary Compensation Table are referred to collectively as the “Named Executives” or the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($) (c)	Stock Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (h)		All Other Compen- sation ($) (i)	Total ($)
Thomas V. Shockley, III	2012	$530,769	$150,000	$632,265	$342,388	$		$34,434	$1,689,856
Chief Executive Officer(a)

David W. Stevens	2012	201,447		1,401,600				9,371	1,612,418
Chief Executive Officer(b)	2011	596,923		2,963,062	576,031		128,584	97,203	4,361,803
	2010	560,000		980,996	492,800		68,940	38,511	2,141,247

David G. Carpenter	2012	348,350		336,427	205,222		114,421	19,495	1,023,915
Senior Vice President-	2011	334,304	48,360	277,309	197,866		122,027	16,054	995,920
Chief Financial	2010	322,400	30,000	257,691	206,336		67,417	15,951	899,795
Officer

Mary E. Kipp	2012	290,651		185,734	171,230		61,342	22,760	731,717
Senior Vice President-	2011	277,692	37,500	137,255	144,053		45,515	28,351	670,366
General Counsel and	2010	217,500		114,856	114,400		20,403	10,509	477,668
Chief Compliance Officer

Hector R. Puente	2012	283,572		203,261	167,059		259,124	15,278	928,294
Senior Vice President-
Chief Operations Officer(d)

Rocky R. Miracle	2012	272,687		185,734	160,647		61,281	26,168	706,517
Senior Vice President-	2011	262,061	38,250	138,657	135,944		60,258	23,923	659,093
Corporate Planning	2010	255,000		100,883	142,800		37,671	23,546	559,900
and Development

Richard G. Fleager	2012	74,384		203,261				561,027	838,672
Senior Vice President-	2011	247,306	35,775	161,065	128,290		64,569	17,684	654,689
Customer Care and	2010	238,500		166,784	133,560		41,058	11,397	591,299
External Affairs(e)

(a)

Mr. Shockley was appointed Interim CEO on January 30, 2012 and CEO on May 31, 2012. Mr. Shockley served as a non-employee member of the Board from May 2010 to January 30, 2012. Mr. Shockley received $4,000 in cash compensation during January 2012 in retainer and meeting fees while serving as a non-employee member of the Board and before being appointed as Interim CEO. The $4,000 earned in retainer and meeting fees is included in the “All Other Compensation” column.

(b)

On January 30, 2012, Mr. Stevens resigned from his position as CEO of the Company, effective March 2, 2012, and as director effective immediately. Of the $1,612,418 reported as compensation for 2012 for Mr. Stevens, a total of $1,401,600 was forfeited upon his departure, consisting of stock awards granted during January 2012. Of the $4,361,803 reported as compensation for 2011 for Mr. Stevens, a total of $3,091,646 was forfeited upon his departure, consisting of the following; $1,970,066 of the special five-year retention stock award granted in March 2011, $992,996 of other stock awards granted in January 2011, and $128,584 of the change in pension value and non-qualified deferred compensation earnings because he had not met the vesting conditions under the pension plan. Of the $2,141,247 reported as compensation for 2010 for Mr. Stevens, a total of $1,049,936 was forfeited upon his departure, consisting of the following: $980,996 of other stock awards granted in 2010, and $68,940 of the change in pension value.

(c)	Reflects discretionary bonuses described in the “Compensation Discussion and Analysis” for the applicable year.

(d)	Mr. Puente was not a Named Executive Officers for fiscal years 2011 and 2010, and therefore compensation for 2011 and 2010 is not reported.

(e)

On April 2, 2012, Mr. Fleager departed the Company. He received a $520,000 severance payment, which is included in the “All Other Compensation” column. His unvested stock awards (including those granted in 2012) were forfeited.

(f)

This column represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 for the restricted stock and performance shares granted in the applicable year. Restricted stock awards are valued at the closing market price on the date of grant. Performance shares are valued at grant date fair value, which is based upon a Monte Carlo simulation, which is a methodology for determining average payout using multiple simulations. Amounts disclosed have not been reduced by estimated service-based forfeitures. For additional information on the valuation assumptions with respect to restricted stock and performance shares, see Note G – Common Stock of Notes to the Consolidated Financial Statements in the Company’s 2012 Annual Report on Form 10-K.

(g)	This column represents performance-based bonuses earned under the annual cash bonus plan for performance during 2012, 2011, and 2010.

(h)

This column represents the change in pension value between the accumulated pension benefit for each Named Executive Officer as of December 31 of the applicable year as compared to December 31 of the prior year.

(i)	See the following table regarding each component of amounts for 2012 included in the “All Other Compensation” column in the Summary Compensation Table above.

ALL OTHER COMPENSATION TABLE

Name and Principal Position	Year	Accrued PTO Sellback ($) (b)		Group Term Life Insurance ($)	Company Contributions To Retirement and 401(k) Plans ($)	Personal Use of Company Car/Parking ($)	Financial Planning/ Legal Fees and Other ($)	Dividends Paid on Unvested Awards ($) (c)	Director Fees and Severance Payments ($)	Total ($)
Thomas V. Shockley, III(a)	2012	$		$2,884	$7,500	$1,750	$10,030	$8,270	$4,000	$34,434

David W. Stevens	2012			265	7,500	750	856			9,371

David G. Carpenter	2012			1,544	7,500	3,000	30	7,421		19,495

Mary E. Kipp.	2012		5,616	435	7,500	3,000	2,571	3,638		22,760

Hector R. Puente	2012			1,207	7,500	3,000	30	3,541		15,278

Rocky R. Miracle	2012		10,538	1,149	7,500	3,000	489	3,492		26,168

Richard G. Fleager	2012		27,856	437	6,900	1,000	3,811	1,023	520,000	561,027

(a)

Mr. Shockley was appointed Interim CEO on January 30, 2012 and CEO on May 31, 2012. Mr. Shockley served as a non-employee member of the Board of Directors from May 2010 to January 30, 2012. Mr. Shockley received $4,000 in cash compensation during January 2012 in retainer and meeting fees while serving as a non-employee member of the Board and before being appointed as Interim CEO.

(b)	This column represents payments for accrued and unused vacation and personal holiday time pursuant to Company policy.

(c)	We paid dividends on unvested time-based restricted stock; however we do not pay dividends on unearned performance share awards.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning equity and cash awards to the Named Executive Officers during the fiscal year ended December 31, 2012:

	Grant and	Estimated Future Payouts Under Non-Equity Plan Awards (d)			Estimated Future Payouts Under Equity Incentive Plan Awards (e)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Grant Date Fair Value of Stock and Option
Name	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#) (f)	Options (#)	Awards ($) (g)

Thomas V. Shockley, III (a)	06/01/12	$87,500	$245,000	$490,000	4,525	15,083	30,166	10,000		$632,265

David W. Stevens (b)	01/26/12				9,000	30,000	60,000	10,000		1,401,600

David G. Carpenter	01/26/12	34,835	156,758	278,680	2,205	7,350	14,700	2,250		336,426

Mary E. Kipp	01/26/12	29,065	130,793	232,521	1,215	4,050	8,100	1,250		185,733

Hector R. Puente	01/26/12	28,357	127,607	226,858	1,335	4,450	8,900	1,350		203,260

Rocky R. Miracle	01/26/12	27,269	122,709	218,150	1,215	4,050	8,100	1,250		185,733

Richard G. Fleager (c)	01/26/12				1,335	4,450	8,900	1,350		203,261

(a)

On June 1, 2012, the Company awarded Mr. Shockley performance shares based on the total shareholder return compared to the Performance Comparator Group over the three-year period ending December 31, 2014. Payout values for the performance shares are calculated by determining the Company’s percentile ranking within the Performance Comparator Group at December 31, 2014 and can range from 0% to 200% of target as described above in “Compensation Discussion and Analysis – Primary Components of Compensation – Long-Term Equity Incentives.”

(b)

On January 30, 2012, Mr. Stevens resigned from his position as CEO of the Company, effective March 2, 2012. As described above under the Summary Compensation Table, all then-outstanding performance share awards and restricted stock awards, including all of the stock awards granted in 2012 that are set forth in this table, were forfeited by Mr. Stevens.

(c)

On April 2, 2012, Mr. Fleager resigned from his position as Senior Vice President of Customer Care and External Affairs of the Company. All performance share awards and restricted stock awards were forfeited by Mr. Fleager.

(d)

Each executive officer has a target incentive opportunity, payable in cash, if the Company achieves specific annual goals that are established in advance by the Compensation Committee and the Board. In 2012, the performance goals were related to safety, customer satisfaction, regulatory compliance, and earnings per share, as further described above in “Compensation Discussion and Analysis – Primary Components of Compensation – Annual Cash Bonus Plan.” If a threshold level of earnings per share is not attained, no bonuses will be paid for any of the measures. Actual amounts paid for 2012 are in the Summary Compensation Table above.

(e)

Amounts shown represent the performance shares available under the incentive plan, which provides market-based, long-term incentive award opportunities to the Named Executive Officers and executive officers. Performance shares are based on the total shareholder return compared to the Performance Comparator Group over the three-year period ending December 31, 2014. Payout values for the performance shares are calculated by determining the Company’s percentile ranking within the Performance Comparator Group at the end of the three-year cycle and can range from 0% to 200% of target as described above in “Compensation Discussion and Analysis – Primary Components of Compensation – Long-Term Equity Incentives.”

(f)

Restricted shares vest on December 31, 2014. The Company paid quarterly dividends of $0.22 per share on its Common Stock in March 30, 2012, and $0.25 per share on its Common Stock each quarter thereafter. Unvested restricted shares qualify as participating securities and individuals awarded these shares received their respective cash dividends.

(g)

This column reflects the grant date fair value of restricted stock awards and performance shares under FASB ASC Topic 718. With respect to stock awards, the value was calculated as the number of restricted shares multiplied by the closing price on grant date. With respect to performance shares, the value was determined using a Monte Carlo simulation which is a methodology using the average payout of one million simulation paths discounted to the grant date using a risk-free interest rate. The Monte Carlo value for

2012 performance share awards granted on January 26, 2012 was $35.11 per share. The performance shares awarded to Mr. Shockley under his Employment Agreement have a Monte Carlo value of $21.26 per share.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning outstanding stock awards held by the Named Executive Officers at December 31, 2012. There were no option awards held by the Named Executive Officers at December 31, 2012.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Thomas V. Shockley, III(1)(7)	5,000	$159,550	4,525	$144,393
Thomas V. Shockley, III(3)	5,000	159,550

David G. Carpenter(2)(5)	2,350	74,989	14,775	471,470
David G. Carpenter(4)(6)	2,250	71,798	2,265	72,276
David G. Carpenter(7)			2,205	70,362

Mary E. Kipp(2)(5)	1,150	36,697	6,600	210,606
Mary E. Kipp(4)(6)	1,250	39,888	1,125	35,899
Mary E. Kipp(7)			1,215	38,771

Hector R. Puente(2)(5)	1,000	31,910	6,375	203,427
Hector R. Puente(4)(6)	1,350	43,079	960	30,634
Hector R. Puente(7)			1,335	42,600

Rocky R. Miracle(2)(5)	1,150	36,697	5,775	184,280
Rocky R. Miracle(4)(6)	1,250	39,888	1,140	36,377
Rocky R. Miracle(7)			1,215	38,771

(1)	Unvested restricted stock vests on June 1, 2013.

(2)	Unvested restricted stock vests on December 31, 2013.

(3)	Unvested restricted stock vests on June 1, 2014.

(4)	Unvested restricted stock vests on December 31, 2014.

(5)

Unvested performance stock vests in January 2013 if performance goals are met. Represents the number of shares at 150% of target, which was determined in January 2013 to be the actual number of shares earned.

(6)

Unearned performance stock vests in January 2014 if performance goals are met. Represents the threshold number of shares at 30% of target, but actual number of shares earned may range from 0% to 200% of target.

(7)

Unearned performance stock vests in January 2015 if performance goals are met. Represents the threshold number of shares at 30% of target, but actual number of shares earned may range from 0% to 200% of target.

OPTION EXERCISES AND STOCK VESTED

The following table provides additional information regarding the acquisition of shares on vesting of stock awards and the value realized during 2012. There were no options exercised during 2012 by the Named Executive Officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Thomas V. Shockley, III (i)	3,500	$107,205
David W. Stevens	74,550	2,596,577
David G. Carpenter	12,850	438,660
Mary E. Kipp	1,350	43,079
Hector R. Puente	10,925	376,722
Rocky R. Miracle	10,300	355,245
Richard G. Fleager	12,338	429,733

(i)	Shares awarded to Mr. Shockley when he was a non-employee director in 2011, vesting in 2012.

PENSION PLAN

The Company has a qualified defined benefit pension plan with a cliff vesting schedule that provides definitely determinable benefits over a period of years, often an employee’s lifetime (the “Pension Plan”). The purpose of the Pension Plan which is for the exclusive benefit of eligible employees and their beneficiaries, is to reward eligible employees for long and loyal service by providing them with retirement benefits. Employees are eligible to participate in the Pension Plan on the first day of the month coinciding with or immediately following completion of one year of service during which the employee completes not less than 1,000 hours of service. In order to vest in the benefit payable from the Pension Plan, an employee must have five years of vesting service during which he or she completes at least 1,000 hours each year. To the extent they meet the eligibility requirements, each of the Named Executive Officers and the executive officers is a participant in the Pension Plan, and the estimated credited years of service for each of the Named Executive Officers at December 31, 2012 is set forth in the “Pension Benefits Table” below.

Retirement benefits under the Pension Plan are calculated as the product of 1.25% of the employee’s average monthly earnings (“Pension Plan Average Monthly Earnings”) and credited years of service (“Benefit Accrual Service”). The definition of Pension Plan Average Monthly Earnings is the employee’s annualized rate of basic compensation (excluding bonuses, overtime pay, expense allowances, profit sharing and any other compensation in any form) as of any day converted to a monthly amount and then averaged over a five consecutive year period. The maximum benefit payable under the Pension Plan does not consider compensation in excess of that allowed by the Code. For the year 2012, the maximum amount of compensation on which benefits from the Pension Plan may be based is $250,000. An employee is credited with one year of Benefit Accrual Service in any plan year (January through December) during which he or she completes 1,000 hours of service. The formula below provides an illustration as to how a monthly retirement benefit is calculated for an employee at the later of the date the employee attains the normal retirement age of 65 or the date the employee completes five years of vesting service during which he or she completes 1,000 hours of service each year:

Pension Plan	X	Benefit Accrual Service	X	1.25%
Average Monthly Earnings
(Subject to Code Limitations)

A monthly benefit from the Pension Plan is computed as a straight life only annuity that provides a monthly benefit for the employee’s lifetime and ends upon the employee’s death. Optional benefit forms of payment are also available under the Pension Plan to include:

—

A joint and survivor annuity option is a joint life annuity payable to the employee for the employee’s lifetime with a survivor annuity for the life of any person the employee designates. The amount payable to the survivor will be a certain percentage of the amount that the employee elects of the amount of the annuity payable during the joint lives of the employee and the person the employee designates.

—

A life annuity with term certain option is payable for the employee’s life, with 120 payments guaranteed, regardless of whether the employee dies before all 120 payments have been made. If the employee dies before all 120 payments have been made, the same amount of annuity is payable for the remainder of the 120 months to the employee’s beneficiary provided the beneficiary continues to live during this period.

Under the terms of the Pension Plan, an employee of the Company may retire and begin to receive a monthly benefit from the Pension Plan upon attaining age 55 and completing the required vesting period of five years during which the employee has completed 1,000 hours of service each year. If a vested participant terminates employment with the Company and elects to commence his or her retirement benefit after age 55 and before age 65, the benefit amount payable from the Pension Plan is reduced such that if the employee commences benefits at age 55, he or she will be entitled to 50% of the accrued benefit otherwise payable without a reduction at age 65. The reduction schedule below displays the reduction percentage to which an employee’s accrued benefit is subject when benefits commence after age 55 and before age 65. (Straight line interpolations of these percentages are used where fractional years are involved.)

Age At Benefit Commencement	Percent of Accrued Benefit

65	100.00%
64	93.33
63	86.67
62	80.00
61	73.33
60	66.67
59	63.33
58	60.00
57	56.67
56	53.33
55	50.00

A monthly benefit payable from the Pension Plan before normal retirement age at 65 is not subject to the reduction schedule above if the employee terminates employment after completing 20 years of vesting service and attaining age 62, or if upon the employee’s termination of employment, the sum of his or her age and years of vesting service exceeds 85. All benefit payments are subject to federal and state income tax and are payable on the first day of each month of retirement.

For the valuation method and all material assumptions, please see the Retirement Plan’s section under Note M Employee Benefits of the Company’s 2012 Annual Report on Form 10-K.

EXCESS BENEFIT PLAN

The Company has a non-qualified deferred compensation plan that provides supplemental retirement benefits to certain employees of the Company (the “Excess Benefit Plan”). In determining benefits, the Excess Benefit Plan applies the “Excess Benefit Plan Average Monthly Earnings” definition, which is different than the Pension Plan Average Monthly Earnings definition (that is, basic compensation). The definition of Excess Benefit Plan Average Monthly Earnings is basic compensation including regular wages and bonuses paid pursuant to the Company’s short-term bonus plan. Unlike the computation of Pension Plan Average Monthly Earnings, which is subject to compensation limits imposed by the Code, the computation of Excess Benefit Plan Average Monthly Earnings is not subject to the Code’s compensation limits.

For participation in the Excess Benefit Plan, the Company selects those employees who are eligible to receive a benefit from the Pension Plan, the amount of which is reduced compared to benefits that would be payable to the employee based on his or her Excess Benefit Plan Average Monthly Earnings. Benefits payable from the Excess Benefit Plan are subject to the same vesting schedule, age requirements and benefit payment options as under the Pension Plan. Except as noted under the heading “Change in Control Agreement and Other Termination Benefits,” it is generally not possible for an employee’s credited years of service under the Pension Plan to exceed the employee’s actual years of service with the Company.

Supplemental retirement benefits under the Excess Benefit Plan are calculated as a monthly amount equal to the difference between (i) and (ii) below:

(i)

The monthly amount of the Pension Plan benefit to which the employee would have been entitled under the Pension Plan if the benefit were computed based on his or her Excess Benefit Plan Average Monthly Earnings, rather than his or her Pension Plan Average Monthly Earnings,

LESS

(ii)	the monthly amount of the Pension Plan benefit actually payable to the employee under the Pension Plan.

The formula below provides an illustration as to how a retirement benefit from the Excess Benefit Plan is calculated for an employee at the later of the date the employee attains the normal retirement age of 65 or the date the employee completes five years of vesting service requiring 1,000 hours of service each year:

Excess Benefit Plan Average Monthly Earnings (Not subject to Code Limitations)	X	Benefit Accrual Service	X	1.25%

		LESS

Pension Plan Average Monthly Earnings (Subject to Code Limitations)	X	Benefit Accrual Service	X	1.25%

The Excess Benefit Plan is subject to the rules of Section 409A of the Code. Generally, under Section 409A of the Code, distributions on account of separation from service cannot be made to certain employees (as defined in Section 416(i)(1) of the Code) of a publicly traded corporation before the earlier of (i) six months following the employee’s separation from service or (ii) the death of the employee. If payments are delayed under this rule, the first payment that the participant receives from the Excess Benefit Plan will include his or her first six monthly payments.

Subject to the above-described six-month delay rule, and unless a participant makes a prior election to defer commencement of his or her retirement benefits pursuant to the requirements of the Excess Benefit Plan, (i) benefits to a participant who separates from service before age 55, but after completing five years of vesting service under the Pension Plan, will commence not earlier than the date the participant attains age 55 and not later than the first day of the month following attainment of age 55, and (ii) benefits to a participant who separates from service after age 55, and after completing five years of vesting service under the Pension Plan, will commence no earlier than the participant’s separation from service and not later than the first day of the month following separation from service. Thereafter, the employee’s benefit from the Excess Benefit Plan is payable on the first day of each month. A participant may elect the form in which benefits will be payable from the Excess Benefit Plan’s optional forms of benefit. All payments are subject to federal and state income tax.

The Excess Benefit Plan is entirely unfunded. Employees who participate in the Excess Benefit Plan have only the rights of general unsecured creditors of the Company with respect to any rights under the Excess Benefit Plan.

PENSION BENEFITS TABLE

The following table describes pension benefits to the Named Executive Officers under the Company’s Pension Plan and its Excess Benefit Plan as of December 31, 2012.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Thomas V. Shockley, III	Pension Plan	0	$0	0
	Excess Benefit Plan	0	0	0

David W. Stevens	Pension Plan	0	0	0
	Excess Benefit Plan	0	0	0

David G. Carpenter	Pension Plan	7	202,591	0
	Excess Benefit Plan	7	185,584	0

Mary E. Kipp	Pension Plan	5	100,961	0
	Excess Benefit Plan	5	41,772	0

Hector R. Puente	Pension Plan	33	1,464,192	0
	Excess Benefit Plan	33	724,474	0

Rocky R. Miracle	Pension Plan	4	126,483	0
	Excess Benefit Plan	4	53,842	0

Richard G. Fleager	Pension Plan	0	0	0
	Excess Benefit Plan	0	0	0

As of December 31, 2012, the Present Value of Accrued Benefit for each Named Executive Officer and each executive officer is computed using an interest rate of 4.00% for the Pension Plan and 4.00% for the Excess Benefit Plan and the post-retirement mortality based on the RP2000 mortality tables projected to 2020 using Scale AA.

Change of Control Agreements and Other Termination Benefits

The Company has entered into Change of Control Agreements with each Named Executive Officer other than Mr. Shockley. In the event the covered Named Executive Officer is terminated without cause or resigns for good reason (including a material reduction in duties and responsibilities, a reduction in pay or a relocation of more than 100 miles) during the two-year period following a change of control, he or she will receive the following benefits under the Change of Control Agreements:

—	A pro rata payment of the executive officer’s target bonus for the year of termination;

—	A lump sum payment equal to the executive officer’s annual base salary plus target bonus for the year of termination, multiplied by three (for each Named Executive Officer;

—	The actuarial equivalent of vested benefits under the Company’s retirement plan calculated with additional years of service equal to three years (for each Named Executive Officer);

—

Continuation of health and other welfare benefits for two years, including service credit for those two years for purposes of eligibility (but not time of commencement of benefits) for retiree benefits under any of these plans; and

—	Outplacement services for one year.

The Change of Control Agreements do not provide any tax gross-up payment in the event the payments become subject to the federal “change in control” excise tax and instead provide that either (i) the executive officer will be responsible for paying the excise tax or (ii) payments under the agreements will be reduced to an amount that would result in no such excise tax, whichever would result in the executive officer retaining the higher after-tax amount.

A “change in control” is defined in the Change of Control Agreements and generally includes the acquisition by any person of 30% or more of the Common Stock or voting power of the Company, or the consummation of a reorganization, merger or consolidation or other disposition of all or substantially all of the assets of the Company which results in at least a 40% change in ownership.

Under our shareholder-approved equity incentive plan, upon a change in control, unvested restricted stock awards become fully vested, while unearned performance share awards become vested on a prorated basis to the extent performance is achieved through a shortened performance period ending before the change in control.

Under Mr. Shockley’s employment agreement dated June 1, 2012, which has a term until December 31, 2014, if he is terminated without cause or resigns due to a material reduction in responsibilities or position, or if a change in control occurs, he will receive a cash payment equal to his annual base salary (or, if less, salary through the remaining term of the employment agreement if termination of employment occurs prior to a change in control), a prorated annual cash bonus, up to 12 months of health benefits, and accelerated vesting of his restricted shares. Upon a change in control, his performance shares would vest on a prorated basis to the extent performance is achieved through a shortened performance period ending before the change in control.

The following table quantifies potential payments or benefits to our Named Executive Officers under our equity incentive plans upon a change in control or under the Change of Control Agreements upon a termination without cause or resignation for good reason following a change in control as described above, in any case based on assumptions as if the change in control or termination had occurred on December 31, 2012. These amounts do not include benefits under our Pension Plan and Excess Benefit Plan that would be paid in connection with any retirement event, as described under “Pension Benefits Table” above.

Name	Benefit	Change in Control Without Termination(1)	Qualifying Termination Following a Change in Control	Qualifying Termination Before Change In Control
Thomas V. Shockley, III	Severance	$600,000		$600,000
	Settlement of Unvested Equity Award (1)	477,929		319,100
	Bonus	245,000		342,388
	Welfare Benefit Continuation	6,216		6,216
David G. Carpenter
	Severance		$1,522,731
	Settlement of Unvested Equity Award(1)	385,602	n/a
	Lump Sum Equivalent for Pension Service		484,914
	Welfare Benefit Continuation		22,167
	Outplacement		25,000
Mary E. Kipp
	Severance		1,270,374
	Settlement of Unvested Equity Awards(1)	199,407	n/a
	Lump Sum Equivalent for Pension Service		232,369
	Welfare Benefit Continuation		29,282
	Outplacement		25,000
Hector R. Puente
	Severance		1,238,119
	Settlement of Unvested Equity Awards(1)	190,264	n/a
	Lump Sum Equivalent for Pension Service		2,508,097
	Welfare Benefit Continuation		29,322
	Outplacement		25,000
Rocky R. Miracle
	Severance		1,191,883
	Settlement of Unvested Equity Awards(1)	200,475	n/a
	Lump Sum Equivalent for Pension Service		0
	Welfare Benefit Continuation		21,674
	Outplacement		25,000

(1)

Represents the “spread value” of all unvested restricted stock and a prorated portion of performance shares at target level as of December 31, 2012. There were no unvested options at December 31, 2012 for the Named Executive Officers. Acceleration of performance awards would be on a prorated basis and subject to the Compensation Committee determining that performance has been met through a shortened performance period ending before the closing of the change of control.

Mr. Stevens and Mr. Fleager are not included in this table because their employment ended before December 31, 2012. Mr. Stevens did not receive any separation benefits upon his departure in March 2012. Mr. Fleager received the separation benefits that are quantified in the Summary Compensation Table above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

During 2012, none of the Company’s executive officers nor the Board served as a member of another entity’s compensation committee or committee performing equivalent functions.

In March 2012, the Board formally adopted a Policy with respect to Related Person Transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. This supersedes a general grant of authority to review and approve such transactions that has been a part of the Charter of the Nominating and Corporate Governance Committee for several years. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but generally excludes any transaction that would not require disclosure under Item 404(a) of Regulation S-K. The Nominating and Corporate Governance Committee is responsible for reviewing, approving and ratifying any related party transaction. The Nominating and Corporate Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders. The Policy is available, without charge, from our Corporate Secretary and made available on our website in the “Corporate Governance” section.

During 2012, pursuant to arrangements that have been in place for many years, the Company purchased $268,604 in services from The Facilities Connection, Inc. which is a company owned by Ms. Holland-Branch. The Facilities Connection, Inc. is the exclusive vendor in El Paso for the furniture in the Company’s headquarters building and the Company believes that the contractual terms were on terms equal or better than available from vendors not affiliated with a director. The Company is in the process of insourcing and finding alternative vendors to provide the services currently supplied by The Facilities Connection, Inc.

Each year the Company submits and requires the directors and executive officers to complete director and officer questionnaires identifying transactions with the Company in which the director or executive officer or their family members have an interest. The Company reviews these transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the Company’s interests. The Company’s Code of Ethics requires all directors, executive officers and employees who may have a potential or apparent conflict of interest to immediately notify our Senior Vice President, General Counsel and Chief Compliance Officer. In addition, the Company is currently in the process of implementing an enhanced program to ensure that any proposed transaction between the Company and any director or his or her family is reviewed in advance for compliance with the Company’s policies.

Directors, executive officers and employees of the Company are expected to act and make decisions that are in the best interests of the Company. Directors, executive officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services for the Company in an objective and fair manner. In addition, the Company prohibits personal loans to, or guaranteeing the personal obligations of, any director or executive officer.

A copy of the Company’s Code of Ethics is available at www.epelectric.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 11, 2013 (except as indicated in the footnote to the table), certain information regarding ownership of Common Stock by (i) each person known to the Company to own beneficially more than 5% of its Common Stock; (ii) each of the current directors, including those who have been nominated to serve as Class I Directors of the Company; (iii) the Named Executives; and (iv) all directors and executive officers of the Company as a group (17 persons).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership ***	Percent of Class

GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	4,001,143 (1)	9.94	%*

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	3,746,550 (2)	9.34	%*

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,313,808 (3)	8.26	%*

Goldman Sachs Asset Management, LP 200 West Street New York, NY 10282	2,356,726 (4)	5.90	%*

The Vanguard Group, Inc 100 Vanguard Blvd. Malvern, PA 19355	2,344,290 (5)	5.84	%*

Parks, Michael K.	34,890 (6)	**
Allen, Catherine A.	15,553 (7)	**
Brown, John Robert	37,500 (8)	**
Cicconi, James W.	49,779 (9)	**
Escudero, Edward	0 (10)	**
Harris, James W.	46,132 (11)	**
Holland-Branch, Patricia Z.	12,920 (12)	**
Hunt, Woodley, L.	0 (13)	**
Siegel, Eric B.	53,811 (14)	**
Wertheimer, Stephen N.	35,490 (15)	**
Yamarone, Charles A.	6,500 (16)	**
Shockley, Thomas V., III	21,431 (17)	**
Carpenter, David G.	41,506 (18)	**
Kipp, Mary E.	9,703 (19)	**
Puente, Hector R.	22,062 (20)	**
Miracle, Rocky R.	20,053 (21)	**

Other Officers	8,444 (22)	**
All Directors and executive officers as a group (17 persons)	415,774 (23)	1.03%

*	Actual percentage may differ due to stock transactions made subsequent to beneficial owner’s filing date.
**	Less than 1%.
***	For purposes of this disclosure, restricted stock is assumed to have voting power but no investment power.

The following footnotes relate to the Securities Exchange Act of 1934 and the Investment Advisers Act of 1940, which will be referred to as (“SEC Act”) and (“Advisers Act”), respectively.

(1)

Information regarding ownership of Common Stock by GGCP, Inc. (“GGCP”), GGCP Holdings LLC, (“GGCP Holdings”), GAMCO Investors, Inc. (“GBL”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“GSI”), Gabelli & Company, Inc. (“Gabelli & Company”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), MJG-IV Limited Partnership (“MJG-IV”), and Mario J. Gabelli (collectively the “Gabelli Reporting Parties”) is included herein in reliance on information set forth in Amendment No. 5 in Schedule 13D filed with the SEC, reflecting ownership as of November 14, 2011. Updated ownership information is included herein in reliance on Thomson One information of Gabelli’s ownership as of December 31, 2012. GGCP is a manager and a member of GGCP Holdings which is the controlling shareholder of GBL. GBL is the parent company for a variety of companies engaged in the securities business, including GAMCO, Gabelli Funds, and GSI. GSI is an investment manager and the parent company of Gabelli & Company which is classified as a registered broker-dealer under the SEC Act. GAMCO, Gabelli Funds, and Teton Advisors are each investment advisors, and each of these entities is registered under the Advisers Act. GBL, GAMCO, and Gabelli & Company are New York corporations. GGCP is a Wyoming corporation and GGCP Holdings is a Delaware limited liability corporation. GSI and Teton Advisors are Delaware corporations and Gabelli Funds is a New York limited liability company. MJG Associates is a Connecticut corporation, and the Foundation is a Nevada corporation. Mario J. Gabelli is the controlling stockholder and Chief Executive Officer and director of GGCP. Mario J. Gabelli is also the Chairman and Chief Executive Officer of GBL. Mario J.Gabelli is also a member of GGCP Holdings. Mario J. Gabelli is also deemed to be the controlling shareholder of Teton Advisors through his control of GGCP and MJG-IV. The Gabelli Reporting Parties do not admit that they constitute a group.

According to the filing, Gabelli Funds beneficially owns 1,919,280 shares of Common stock (4.77%) and has sole voting and dispositive power over the shares, while GAMCO beneficially owns 2,069,863 shares (5.14%) and maintains sole dispositive power over 2,069,863 shares, but only has the power to vote 1,942,863 shares of Common Stock. MJG-IV beneficially owns 4,000 shares (0.01%) and has sole voting and dispositive power over the shares, and Mario J. Gabelli beneficially owns 8,000 shares (0.02%) and has sole voting and dispositive power over the shares. According to the filing, the aggregate amount beneficially owned by the Gabelli Reporting Parties is 4,001,143 shares (9.94%) as of November 14, 2011. According to Thomson One, GAMCO Investors, Inc. owned 3,827,923 shares (9.54%) of Common Stock as of December 31, 2012.

Mario Gabelli is deemed to have beneficial ownership of the Common Stock owned by each of the Reporting Parties. GSI is deemed to have beneficial ownership of the Common Stock owned by Gabelli & Company. GBL and GGCP are deemed to have beneficial ownership of the Common Stock owned beneficially by each of the foregoing persons other than Mario Gabelli and the Foundation.

(2)

Information regarding ownership of Common Stock by T. Rowe Price Associates, Inc. (“Price Associates”) is included herein in reliance on information set forth in Amendment No. 10 in Schedule 13G/A filed on February 11, 2013, with the SEC, reflecting ownership as of December 31, 2012. Price Associates is an Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(D) & (E) as defined in Section 240 of the SEC Act. According to the filing, Price Associates beneficially owns 3,746,550 (9.34%) shares of Common Stock as of December 31, 2012. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and or sole power to vote the securities. For purposes of the reporting requirements of the SEC Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates maintains sole dispositive power over their shares of the Company’s Common Stock, but only has the power to vote 705,150 reported shares of Common Stock.

(3)

Information regarding ownership of Common Stock by BlackRock, Inc. (“BlackRock”), is included in reliance on information set forth in an Amendment No. 3 in Schedule 13G/A filed with the SEC on February 1, 2013, reflecting ownership as of December 31, 2012. BlackRock is a Delaware parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G) in Section 240 of the SEC Act. According to the filing, BlackRock beneficially owns 3,313,808 shares (8.26%) of Common Stock with sole voting and dispositive power over the shares of Common Stock.

(4)

Information regarding ownership of Common Stock by Goldman Sachs Asset Management, L.P., (“GSAM”), together with GS Investments Strategies, LLC (“GSIS”), is included herein in reliance on information set forth in Amendment No. 5 in a Schedule 13G/A filed with the SEC on February 14, 2013, reflecting ownership as of December 31, 2012. The GSG is the parent company of GSAM and GSIS, which are both classified as Investment Advisors in accordance with Rule 13d-1(b)(1)(ii)(E) in Section 240 of the SEC Act. According to the filing, GSG beneficially owns 2,356,726 shares (5.9%) of the Common Stock with shared dispositive power over 2,356,726 shares and shared voting power over 2,201,376 shares of Common Stock.

(5)

Information regarding ownership of Common Stock by the Vanguard Group, Inc (“Vanguard”), Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, LTD. (“VIA”) is included herein in reliance on information set forth in a Schedule 13G/A filed with the SEC on February 11, 2013 reflecting ownership as of December 31, 2012. Vanguard is a Pennsylvania parent company of VFTC and VIA is classified as an Investment Advisor in accordance with Rule 13d-1(b)(1)(ii)(E) as defined in Section 240 of the SEC Act. According to the filing, Vanguard beneficially owns 2,344,290 shares (5.84%) of the Common Stock with sole dispositive power over 2,284,103 shares and sole voting power over 69,587 shares of Common Stock. VFTC, a wholly-owned subsidiary of Vanguard is the beneficial owner of 60,187 shares (0.15%) of Common Stock and directs the voting of these shares of Common Stock. VIA, a wholly-owned subsidiary of Vanguard is the beneficial owner of 9,400 shares (0.02%) of Common Stock and directs the voting of these shares of Common Stock.

(6)

Includes (i) 29,126 shares of Common Stock over which Mr. Parks has sole voting and investment power; and (ii) 5,764 shares of restricted Common Stock over which he has voting power but no investment power.

(7)

Includes (i) 11,124 shares of Common Stock over which Ms. Allen has sole voting and investment power; and (ii) 4,429 shares of restricted Common Stock over which she has voting power but no investment power.

(8)

Includes (i) 34,000 shares of Common Stock over which Mr. Brown has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.

(9)

Includes (i) 46,279 shares of Common Stock over which Mr. Cicconi has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.

(10)	Mr. Escudero was appointed as a Board member on December 18, 2012.

(11)

Includes (i) 42,632 shares of Common Stock over which Mr. Harris has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.

(12)

Includes (i) 8,252 shares of Common Stock over which Ms. Holland-Branch has sole voting and investment power; and (ii) 4,668 shares of restricted Common Stock over which she has voting power but no investment power.

(13)	Mr. Hunt was appointed as a Board member on December 18, 2012.

(14)

Includes (i) 33,596 shares of Common Stock over which Mr. Siegel has sole voting and investment power; (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power; (iii) 8,975 shares of Common Stock held by spouse over which he has no voting or investment power; and (iv) 7,740 shares of Common Stock held in an estate account for which he is the executor, over which he has voting and investment power.

(15)

Includes (i) 29,737 shares of Common Stock over which Mr. Wertheimer has sole voting and investment power; and (ii) 5,753 shares of restricted Common Stock over which he has voting power but no investment power.

(16)

Includes (i) 3,000 shares of Common Stock over which Mr. Yamarone has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has sole voting power but no investment power.

(17)

Includes (i) 11,431 shares of Common Stock over which Mr. Shockley has sole voting and investment power; and (ii) 10,000 shares of restricted Common Stock over which he has sole voting power but no investment power.

(18)

Includes (i) 34,247 shares of Common Stock over which Mr. Carpenter has sole voting and investment power; and (ii) 7,259 shares of restricted Common Stock over which he has voting power but no investment power.

(19)

Includes (i) 5,715 shares of Common Stock over which Ms. Kipp has sole voting and investment power; and (ii) 3,988 shares of restricted Common Stock over which she has voting power but no investment power.

(20)

Includes (i) 18,087 shares of Common Stock over which Mr. Puente has sole voting and investment power; and (ii) 3,975 shares of restricted Common Stock over which he has voting power but no investment power.

(21)

Includes (i) 16,287 shares of Common Stock over which Mr. Miracle has sole voting and investment power; and (ii) 3,766 shares of restricted Common Stock over which he has voting power but no investment power.

(22)

Includes (i) 5,684 shares over which the other executive officers have sole voting and investment power; and (ii) 2,760 shares of restricted Common Stock over which they have voting power but no investment power.

(23)

Includes (i) 329,197 shares of Common Stock over which the directors and executive officers have sole voting and investment power; (ii) 69,862 shares of restricted Common Stock over which they have voting power but no investment power; (iii) 8,975 shares of Common Stock held by a spouse which has no voting or investment power; and (iv) 7,740 shares of Common Stock held in an estate account for which the executor has voting and investment power.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in reviewing the Company’s financial reporting process. In fulfilling its responsibilities in 2012, the Audit Committee, among other things, (i) reviewed and discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent auditors prior to public release; (ii) reviewed and discussed the audited financial information contained in the Annual Report with the Company’s management, including the Chief Financial Officer, and independent auditors prior to public release; (iii) obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board, Standard No. 1, “Independence Discussions with Audit Committees”; (iv) discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence; (v) discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing; and (vi) reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

In addition, the Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted accounting standards, including those described in the Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also reviewed the results of the internal audit examinations.

The Audit Committee reviewed with management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended December 31, 2012. Management is responsible for the preparation of the Company’s financial statements and the independent auditors are responsible for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC. The Audit Committee also recommended the reappointment of KPMG LLP as the Company’s registered independent public accounting firm, and the Board concurred in such recommendation.

THE AUDIT COMMITTEE

Charles A. Yamarone, Chairman

John Robert Brown

James W. Cicconi

Michael K. Parks

Eric B. Siegel

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Act requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that, during and for the fiscal year ended December 31, 2012, its directors, executive officers and holders of more than 10% of the Company’s Common Stock complied with all Section 16(a) filing requirements.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Under certain circumstances, shareholders are entitled to present proposals at shareholders meetings. To be eligible for inclusion in the Proxy Statement for the Company’s 2014 Annual Meeting, a shareholder proposal must be received at the Company’s principal executive offices on or prior to December 19, 2013. The Company will consider only those proposals which meet the requirements of applicable SEC rules. Under the Company’s Bylaws, in order for a shareholder proposal that is not included in the Proxy Statement to be properly brought before the annual meeting of shareholders, notice of the proposal must be received at the Company’s principal executive offices at least 80 days prior to the scheduled date of the annual meeting. A shareholder’s notice should list each proposal and a brief description of the business to be brought before the meeting; the name and address of the shareholder proposing such business; the class and number of shares held by the shareholder; and any material interest of the shareholder in the business. If a shareholder wishes to nominate a director, the shareholder must provide the nomination to the Nominating and Corporate Governance Committee in advance in writing at the Company’s principal offices pursuant to the notice provisions provided in the Company’s Bylaws. For more details see “Evaluation of Director Nominees” above.

OTHER BUSINESS

The Board knows of no business, other than as stated in the Notice of Annual Meeting of Shareholders, which will be presented for consideration at the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their discretion and judgment as to the best interests of the Company.

ANNUAL REPORT

The Company’s 2012 Annual Report, which includes financial statements, but which does not constitute a part of the proxy solicitation material, accompanies this Proxy Statement.

SARBANES-OXLEY SECTION 302 CERTIFICATION

On February 25, 2013, the Company filed with the SEC, as an exhibit to its Annual Report on Form 10-K, the Sarbanes-Oxley Act Section 302 certification regarding the quality of the Company’s public disclosure.

DELIVERY OF PROXY STATEMENT

Pursuant to the rules adopted by the SEC, the Company has elected to provide access to the proxy materials over the Internet. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or may request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

EL PASO ELECTRIC COMPANY

By Order of the Board of Directors

Jessica Goldman

Corporate Secretary

Dated:   March 26, 2013

EL PASO ELECTRIC COMPANY 100 N. STANTON P.O. BOX 982 EL PASO, TX 79901

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by El Paso Electric Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M55261-P32238	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

EL PASO ELECTRIC COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐
Nominees: 01) JOHN ROBERT BROWN 02) JAMES W. CICCONI 03) PATRICIA Z. HOLLAND-BRANCH 04) THOMAS V. SHOCKLEY, III
The Board of Directors recommends you vote FOR proposals 2 and 3:						For	Against	Abstain

2.	Ratify the selection of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2013.					☐	☐	☐

3.	To approve, by non-binding vote, executive compensation.					☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted as recommended by the Board of Directors as indicated above. If any other routine matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address change/comments, mark here.				☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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M55262-P32238

EL PASO ELECTRIC COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Annual Meeting of Shareholders May 9, 2013

The undersigned hereby nominate(s), constitute(s) and appoint(s) Thomas V. Shockley, III, David G. Carpenter and Mary E. Kipp, and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders (the “Annual Meeting”) of El Paso Electric Company (the “Company”) to be held at the Stanton Tower Building, 100 N. Stanton Street, El Paso, Texas 79901, on Thursday, May 9, 2013 at 10:00 a.m., MDT, or at any adjournments thereof, and vote as specified herein the number of shares that the undersigned, if personally present, would be entitled to vote.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE